Filed pursuant to Rule 424(b)(5)
Registration No. 333-181551

PROSPECTUS SUPPLEMENT
(To Prospectus dated June 6, 2012)

93,750,000 Shares

Emerald Oil, Inc.

(Assumed business name of Voyager Oil & Gas, Inc.)

Common Stock

We are offering 93,750,000 shares of common stock to be sold in this offering. Our common stock is traded on the NYSE MKT under the symbol “EOX.” On September 24, 2012, the last reported sale price of our common stock as reported on the NYSE MKT was $0.89 per share.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page S-18 of this prospectus supplement and page 4 of the accompanying prospectus.

	Price to Public	Underwriting Discounts and Commissions	Proceeds, Before Expenses, to Us
Per Share	$0.80	$0.052	$0.748
Total	$75,000,000	$4,875,000	$70,125,000

The underwriters may also purchase up to an additional 14,062,500 shares of common stock from us at the public offering price above, less underwriting discounts and commissions, within 30 days of the date of this prospectus supplement to cover any over-allotments.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares of common stock to purchasers on or before September 28, 2012.

Joint Book-Running Managers

Johnson Rice & Company L.L.C.	Canaccord Genuity	Macquarie Capital

Co-Managers

Global Hunter Securities	KLR Group

The date of this prospectus supplement is September 25, 2012.

PROSPECTUS SUPPLEMENT

PROSPECTUS

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part, the accompanying prospectus, including the documents incorporated by reference, provides more general information, some of which may not apply to this offering. The accompanying prospectus was filed as part of our registration statement on Form S-3 (registration no. 333-181551) with the Securities and Exchange Commission (the “SEC”) on May 21, 2012, as part of a “shelf” registration process. Under the shelf registration process, we may offer to sell common stock, preferred stock, debt securities, warrants, and units, from time to time, in one or more offerings, up to a total dollar amount of $100,000,000. Generally, when we refer to this prospectus supplement, we are referring to both parts of this document combined. We urge you to carefully read this prospectus supplement, the information incorporated by reference, the accompanying prospectus, and any free writing prospectus that we authorize to be distributed to you before buying any of the securities being offered under this prospectus supplement. This prospectus supplement may supplement, update, or change information contained in the accompanying prospectus. To the extent that any statement that we make in this prospectus supplement is inconsistent with statements made in the accompanying prospectus or any documents incorporated by reference herein or therein, the statements made in this prospectus supplement will be deemed to modify or supersede those made in the accompanying prospectus and such documents incorporated by reference herein and therein.

You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus and in any written communication from us or the underwriters, including any free writing prospectus. We have not, and the underwriters have not, authorized anyone to provide you with different information. We are not, and the underwriters are not, making an offer of these securities in any state where the offer or sale is not permitted. You should not assume that the information provided by this prospectus supplement, the accompanying prospectus, or the documents incorporated by reference in this prospectus supplement and in the accompanying prospectus is accurate as of any date other than their respective dates. Our business, financial condition, results of operations, and prospects may have changed since those dates.

Before you invest in our common stock, you should carefully read the registration statement described in the accompanying prospectus (including the exhibits thereto) of which this prospectus supplement and the accompanying prospectus form a part, as well as this prospectus supplement, the accompanying prospectus, and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The incorporated documents are described in this prospectus supplement under “Where You Can Find More Information.”

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement includes, and the documents we incorporate by reference herein contain, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements other than statements of historical facts are forward-looking statements. Such statements can be identified by the use of forward-looking terminology such as “believe,” “expect,” “may,” “should,” “seek,” “on-track,” “plan,” “project,” “forecast,” “intend,” or “anticipate” or the negative thereof or comparable terminology, or by discussions of vision, strategy, or outlook, including statements related to our beliefs and intentions with respect to our growth strategy, including the amount we may invest, the location, and the scale of the drilling projects in which we intend to participate; our beliefs with respect to the potential value of drilling projects; our beliefs with regard to the impact of environmental and other regulations on our business; our beliefs with respect to the strengths of our business model; our assumptions, beliefs, and expectations with respect to future market conditions; our plans for future capital expenditures; and our capital needs, the adequacy of our capital resources, and potential sources of capital. You are cautioned that our business and operations are subject to a variety of risks and uncertainties, many of which are beyond our control and, consequently, our actual results may differ materially from those projected by any forward-looking statements. You should consider carefully the statements under the “Risk Factors” section of this prospectus supplement, the accompanying prospectus, and the other disclosures contained herein and therein, which describe factors that could cause our actual results to differ from those anticipated in the forward-looking statements, including, but not limited to, the following factors:

•	our ability to diversify our operations in terms of both the nature and geographic scope of our business;
•	our ability to generate sufficient cash flow from operations, borrowings, or other sources to enable us to fully develop our undeveloped acreage positions;
•	our ability to successfully acquire additional properties, to discover reserves, to participate in exploration opportunities, and to identify and enter into commercial arrangements with customers;
•	our ability to transition from our historical non-operated strategy, to a balanced operated and non-operated approach;
•	competition, including competition for acreage in resource play areas;
•	our ability to retain key members of management;
•	volatility in commodity prices for oil and natural gas;
•	the possibility that our industry may be subject to future regulatory or legislative actions (including any additional taxes and changes in environmental regulation);
•	the presence or recoverability of estimated oil and natural gas reserves and the actual future production rates and associated costs;
•	the timing of and our ability to obtain financing on acceptable terms;
•	interest payment requirements of our debt obligations;
•	restrictions imposed by our debt instruments and compliance with our debt covenants;
•	substantial impairment write-downs;
•	our ability to replace oil and natural gas reserves;
•	environmental risks;
•	drilling and operating risks;
•	exploration and development risks;

•	general economic conditions, whether internationally, nationally, or in the regional and local market areas in which we do business, may be less favorable than expected, including the possibility that the economic conditions in the United States will worsen and that capital markets are disrupted, which could adversely affect demand for oil and natural gas and make it difficult to access financial markets; and
•	other economic, competitive, governmental, legislative, regulatory, geopolitical, and technological factors that may negatively impact our business, operations, or pricing.

We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory, and other risks, contingencies, and uncertainties, most of which are difficult to predict and many of which are beyond our control. Accordingly, results actually achieved may differ materially from expected results in these statements. Forward-looking statements speak only as of the date they are made. We do not undertake, and specifically disclaim, any obligation to update any forward-looking statements to reflect events or circumstances occurring after the date of such statements, other than as may be required by applicable law or regulation. Readers are urged not to place undue reliance on these forward-looking statements. Readers are also urged to carefully review and consider the various disclosures made by us in our reports filed with the SEC, which attempt to advise interested parties of the risks and factors that may affect our business, financial condition, results of operation, and cash flows. If one or more of these risks or uncertainties materialize, or if the underlying assumptions prove incorrect, our actual results may vary materially from those expected or projected.

PROSPECTUS SUPPLEMENT SUMMARY

This summary provides a brief overview of information contained elsewhere in or incorporated by reference into this prospectus supplement and the accompanying prospectus. Because it is abbreviated, this summary does not contain all of the information that you should consider before investing in our common stock. You should carefully read this entire prospectus supplement, the accompanying prospectus, and any free writing prospectus distributed by us before making an investment decision, including the information presented under the headings “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in this prospectus supplement and the financial statements and other information incorporated by reference into this prospectus supplement and the accompanying prospectus.

In this prospectus supplement, unless the context otherwise requires, the terms “we,” “us,” “our,” and the “company” refer to Voyager Oil & Gas, Inc. (doing business under the assumed business name “Emerald Oil, Inc.” subsequent to our acquisition of Emerald Oil, Inc. on July 26, 2012) and its subsidiaries. Other than reserve data, all acreage, well and operating data is pro forma for our acquisition of Emerald Oil, Inc., which we refer to as the “Emerald acquisition,” and our expected acquisition of approximately 4,500 net operated acres in McKenzie County, North Dakota, which we refer to as the “McKenzie County acreage acquisition.” See “— Recent Developments.”

Overview

We are a Denver-based independent exploration and production company focused primarily on the development of our approximately 48,100 net acres in the Williston Basin in North Dakota and Montana. We have identified approximately 263 net potential drilling locations on this acreage prospective for oil in the Bakken and Three Forks formations. The majority of our capital expenditures in 2012 and 2013 are expected to be directed toward drilling operated and non-operated Bakken and Three Forks wells. We plan to leverage our management team’s collective extensive technical, land, financial, and industry operating experience to transition from our historical non-operated strategy to a balanced operated and non-operated approach that we believe provides superior risk-adjusted returns on capital while enhancing the strategic value of our company.

In addition to our Williston Basin position, we have also assembled significant positions in two emerging Rocky Mountain oil plays. We have approximately 45,000 net acres in the Sandwash Basin in northwest Colorado and southwest Wyoming prospective for oil in the Niobrara formation. We also have approximately 33,500 net acres in central Montana prospective for oil in the Heath formation. We do not plan to allocate substantial capital to either of these areas in 2012 or 2013. However, pending successful well test results from our 2012 Sandwash Basin appraisal program, we may increase Sandwash Basin development activity in 2013. With our multi-year lease terms in both areas, we believe we are well-positioned to monitor the significant offset operator activity that we believe may ultimately mitigate geologic risk and further evaluate the prospectivity of both oil plays. In addition to these emerging oil plays, we also have approximately 74,700 net acres in the Tiger Ridge Field located in Blaine, Hill, and Chouteau Counties, Montana, prospective for natural gas, and another approximately 2,400 net acres in the Denver-Julesburg Basin (“DJ Basin”) in Weld County, Colorado, prospective for oil in the Niobrara formation.

Operating Statistics

At June 30, 2012, we had estimated proved reserves of approximately 4.6 MMBoe with a PV-10 value and a standardized measure of approximately $83.2 million. For an explanation of the PV-10 value and a reconciliation to the Standardized Measure of Discounted Future Net Cash Flows, see “Summary Historical Reserve Data — Non-GAAP Measures; Reconciliations.” For the quarter ended June 30, 2012, our average net daily production increased from our non-operated Williston drilling activity on a historical basis to approximately 938 Boe/d or a 50% increase over the quarter ended March 30, 2012.

Williston Basin

The Williston Basin is one of the largest oil resource plays in North America and has been the focus of extensive industry activity over the last several years. As of September 4, 2012, according to the North Dakota Industrial Commission, 192 rigs were drilling in the basin, and since the application of modern horizontal drilling techniques began in 2007, thousands of Bakken and Three Forks wells have been drilled throughout the basin. We believe that this industry activity, including drilling activity, in close proximity to our leasehold, has substantially mitigated the geologic risks of our anticipated drilling locations. While reserves per well and well costs vary across the Williston Basin, depending on the characteristics of the area, based on publicly available information, we believe representative gross estimated ultimate recoveries, or EURs, for our areas of interest range from 350 to 700 MBoe per well with gross drilling and completion costs between $7.5 to $13.0 million per well. The Williston Basin is geologically and aerially well-defined, and almost all of our approximately 48,100 net acres are positioned within Williams, McKenzie, Dunn and Mountrail Counties, North Dakota, and Richland County, Montana, which are all generally recognized as being prospective for both the Bakken and Three Forks formations.

At present, our Williston Basin acreage position consists of approximately 11,400 net operated acres in Dunn and McKenzie Counties, North Dakota. In addition, we hold approximately 6,800 net acres in Williams and McKenzie Counties in North Dakota and Richland County in Montana, with working interests that we believe are sufficient to enable us to claim operatorship if we can achieve modest increases through continued acreage acquisitions and swaps. Our remaining acreage position consists of approximately 29,900 net acres in Williams, McKenzie, Dunn and Mountrail Counties in North Dakota, where we hold relatively low working interests and expect to continue to maintain our non-operated working interests or to utilize such leasehold to consolidate our operated working interests in other selected core focus areas.

We are currently in the process of optimizing our participation in our non-operated acreage. While we cannot control the timing of capital expenditures for our non-operated properties, we may choose to selectively participate in proposed wells, based on our internal capital return criteria and our internal geologic knowledge. We consider the experience gained from our non-operated interests to be valuable due to the high quality of the operators. These interests have allowed and will continue to allow us to leverage valuable technical data across the basin in order to analyze our election to participate in what we believe to be the most economic wells. The amount of detailed, well-specific data we have acquired as a result of our participation in over 205 gross non-operated wells to date, together with publicly available information, has allowed us to compile a valuable database of well information that we plan to use to select our operated development areas and formulate optimal well designs.

Using industry-accepted well down-spacing assumptions, we believe there could be over 263 net potential drilling locations on our acreage prospective for oil in the Bakken and Three Forks formations. Consistent with such assumptions, we believe that each 1,280-acre unit can support approximately four Bakken and three Three Forks well locations. We plan to use a portion of the net proceeds from this offering to embark on an aggressive drilling program to convert our substantial undeveloped operated leasehold position to production, cash flow and reserves. For the 18-month period ending December 31, 2013, we plan to spend approximately $88.1 million to drill 5.0 net operated and 3.6 net non-operated wells in the Williston Basin. We have also budgeted approximately $15.6 million for the McKenzie County acreage acquisition.

The following table presents summary data for our Williston Basin project area as of September 1, 2012:

			Planned Capital Expenditures*
	Net Acres	Net Identified Drilling Locations	Net Wells	Drilling Capex
Operated	11,400	62	5.0	$55.0
Non-Operated	36,700	201	3.6	$33.1
Total Williston Basin	48,100	263	8.6	$88.1

*	July 1, 2012 through December 31, 2013

Our Business Strategies

Our strategy is to increase shareholder value by increasing our leasehold positions and growing estimated proved reserves, production, and cash flow to generate attractive rates of return on capital. Key elements of our business strategy include:

•	Convert from a non-operating company to an operating exploration and production company with an optimal balance between operated and non-operated drilling programs. With the expansion of our management team and the establishment of initial operated areas in Dunn and McKenzie Counties, North Dakota (approximately 11,400 net acres) achieved through our acquisition of Emerald Oil, Inc. in July 2012 and the McKenzie County acreage acquisition, we believe we have the core technical capabilities and controlling acreage positions necessary to transition to an operating exploration and production company. Our management team intends to immediately implement plans to selectively convert acreage in areas where we hold relatively high working interests (approximately 6,800 net acres in Williams and McKenzie Counties, North Dakota, and Richland County, Montana) to operated acreage through additional acreage acquisitions and swaps. Our strategy is to increase our operated acreage position on our existing leasehold to approximately 20,000 net acres by the end of 2013. Our non-operated program teams us with some of the Williston Basin’s most experienced and active operators, including Oasis Petroleum Inc., Brigham Exploration Company (acquired by Statoil ASA), Slawson Exploration Company, Inc., Whiting Petroleum Corporation, and Continental Resources, Inc. Our exposure to these operators provides us with insight into industry best practices that may be applied to our operated and non-operated drilling programs.
•	Aggressively develop our Williston Basin leasehold position. We intend to aggressively drill and develop our Williston Basin acreage position to maximize the value of our resource potential. We have identified approximately 263 net drilling locations on our Williston Basin acreage and plan to drill 5.0 net operated and 3.6 net non-operated wells by December 31, 2013.
•	Pursue strategic acquisitions and increase our leasehold position in the Williston Basin. We intend to continue to leverage the extensive experience and relationships of our management team to opportunistically increase our acreage position. We also intend to further utilize the breadth of corporate contacts that both our Chairman, J.R. Reger, and our President, McAndrew Rudisill, have developed to make selective Williston Basin-focused acquisitions. Utilizing a portion of the net proceeds from this offering and internally generated cash flow, we believe we can reach our goal of holding approximately 53,000 to 57,000 net acres in the Williston Basin by the end of 2013. We intend to pursue both operated and non-operated organic leasing opportunities, corporate mergers or acquisitions, and farm-in related opportunities.
•	Employ leading drilling and completion techniques. We intend to employ well designs and drilling and completion techniques that we believe are the best practices in the areas in which we choose to operate. We do not intend to experiment with new technology or applications, preferring instead to replicate what we believe to be the best practices that Williston Basin operators have utilized in their respective field-level development. We plan to leverage the extensive database of detailed well information we have compiled from public sources and through our participation in over 205 gross non-operated wells to date which includes technical information on individual well designs (including the type of hydraulic fracture stimulation treatments utilized, individual well production performance and attributable reserves, well drilling and completion techniques and costs, and operator performance across the different areas of the Williston Basin. We intend to use this unique and valuable database to optimize our participation in non-operated wells, to select our focus areas of operation, and to provide information for the design of our operated wells.
•	Appraise our emerging oil plays to demonstrate production potential and monitor industry activity. We intend to monitor the offset operator activity around our emerging oil plays in the Sandwash Basin Niobrara formation and the Heath formation. Both of these plays are in appraisal phases by other industry participants. We enjoy substantial primary lease terms in both of these areas, allowing us to deploy drilling capital when the industry has effectively evaluated the prospectivity of the plays. Our primary strategy is to closely monitor competitor drilling activity in these plays and to quickly replicate those well designs and drilling and completion techniques that we believe represent best practices in our respective areas. Based on the results of other operators and if our 2012 Sandwash Basin appraisal program demonstrates economic productivity, we may decide to commence an active drilling program in the Sandwash Basin in late 2013. Active offset operators nearby in the Sandwash Basin include Shell Oil Co., Anadarko Petroleum Corporation, Quicksilver Resources Inc., Gulfport Energy Corporation, Cirque Resources LP, and Double Eagle Petroleum. The most active players around our acreage in the Heath play are Cirque Resources LP, partnered with Statoil ASA, Fidelity Exploration and Production Company, Endeavour Exploration, LLC, Central Montana Resources LLC, and True Oil LLC.
•	Maintain financial liquidity and capacity to capitalize on growth opportunities. After this offering, we expect to have approximately $37.3 million in cash. In addition, we expect to have up to $47.0 million available in the form of a term loan under our credit facility, which availability is subject to our lender’s approval of our development plan and may be used exclusively for drilling capital purposes. See “Recent Developments — Amended and Restated Credit Facility.” We intend to maintain excess cash balances and employ a conservative leverage position over the next several years, allowing us to aggressively pursue our development drilling program and identified leasehold acquisition opportunities.

Our Competitive Strengths

We believe that the following competitive strengths will help us successfully execute our business strategies:

•	Extensive leasehold position with multi-year inventory of identified locations in the Williston Basin, targeting the Bakken and Three Forks formations. We have assembled approximately 48,100 net acres in the Williston Basin, the majority of which we believe to be in the oil-producing core of the play. We have identified an inventory of approximately 263 net potential drilling locations across our acreage position. We believe offset operator drilling activity and well results around our project areas have significantly mitigated the geologic risk in our drilling programs.
•	Sizeable acreage positions in emerging oil plays with attractive lease terms provide upside with minimal capital commitments. We have assembled approximately 45,000 net acres in the Sandwash Basin prospective for the Niobrara formation. With most of our leases in the Sandwash Basin expiring in 2014 and beyond in this area, we have the opportunity to monitor offset operator drilling activity and well results before committing capital to a drilling program. We are encouraged by recent competitor announcements of initial production rates in the Sandwash Basin over 500 Boe/d in one horizontal well and vertical well completions producing over 100 Boe/d. We also have approximately 33,500 net acres prospective for the Heath formation in central Montana, where our five-year primary term leases have three-year extension options that will allow us to hold our leases with minimal incremental capital into 2017.
•	Unique and valuable well database compiled from our previous participation in non-operated wells. We have compiled an extensive database of detailed well information from public sources and through our participation in over 205 gross non-operated wells to date. This database includes technical information on individual well designs (including the type of hydraulic fracture stimulation treatments utilized), individual well production performance and attributable reserves, well drilling and completion techniques and costs, and operator performance across the different areas of the Williston Basin. We intend to use this unique and valuable database to optimize our participation in non-operated wells, to select our focus areas of operation, and to provide information for the design of our operated wells.
•	Experienced management team with proven financial, operational and technical expertise. We believe our executive management team has a mix of expertise unique to a company of our size, including technical capability, experience managing operating oil and natural gas companies, and financial and business development experience. Mike Krzus, our Chief Executive Officer, has over 29 years of oil and natural gas field development and management experience in operating oil and natural gas companies, having spent the bulk of his career with Woodside Petroleum. Karl Osterbuhr, our Vice President — Exploration and Business Development, brings over 20 years of geological and drilling experience across several of the most significant oil and natural gas producing basins in the United States. Their technical and upstream oil and natural gas company experience is complemented by the experience of our Executive Chairman, President, and Chief Financial Officer, who bring significant corporate development, financial management, and general business experience, in addition to experience in the development of unconventional oil plays and direct experience in managing and growing Williston Basin-focused oil and natural gas companies. We believe this combined management capability will allow us to quickly and effectively transition to an operating company.
•	Relatively small size allows us to make meaningful acquisitions. Our relatively small size provides us with the opportunity to acquire smaller acreage blocks that may be less attractive to large operators inside and outside the Williston Basin. These smaller blocks have a meaningful impact on our position, and we expect that they will contribute to our target of having approximately 53,000 to 57,000 net acres by the end of 2013.
•	Financial Flexibility. After this offering, we expect to have approximately $37.3 million in cash. In addition, we expect to have up to $47.0 million available in the form of a term loan under our credit facility, which availability is subject to our lender’s approval of our development plan and may be used exclusively for drilling capital purposes. See “Recent Developments — Amended and Restated Credit Facility.”

Recent Developments

Special Meeting of Shareholders — Our board of directors has called a special meeting of our shareholders that we expect to be held in the fourth quarter of 2012. At the special meeting, we will ask our shareholders to (i) approve amendments to our articles of incorporation to effect a name change to Emerald Oil, Inc., effect a 1-for-7 reverse stock split of our common stock, and increase the aggregate number of authorized shares of common stock available for issuance to 500 million shares; (ii) approve an amendment to our 2011 Equity Incentive Plan to increase the aggregate number of shares of common stock authorized for issuance under the plan from 5.0 million shares to 22.5 million shares; and (iii) transact other business that may properly come before the special meeting.

McKenzie County Operated Acreage Acquisition — On September 6, 2012, we entered into a definitive agreement with Slawson Exploration Company, Inc. to acquire approximately 4,500 net operated acres in McKenzie County, North Dakota, which we expect to close soon after the completion of this offering. We have agreed to pay $15.6 million in cash for this acreage, which is approximately $3,400 per net operated acre. We intend to fund the purchase price with a portion of the net proceeds from this offering. As part of the acquisition, we will acquire a recently constructed well pad and tank battery that will allow us to drill some of our first operated wells on the acreage. From this well pad, we anticipate being able to hold by production three of the approximately nine operated drilling spacing units. Recently, offset operators have announced wells that have had initial 24-hour production rates of over 3,000 Boe/d. The initial 24-hour production rates achieved by others may not be indicative of the results we will achieve from our wells.

Emerald Acquisition — On July 26, 2012, we acquired Emerald Oil, Inc. (“Emerald”), a wholly owned subsidiary of Emerald Oil & Gas NL, for approximately 11.6 million shares of our common stock. As part of the acquisition, we retained Emerald’s liabilities, including approximately $20.2 million in debt, of which $17.7 million was outstanding under a senior secured term loan of Emerald WB LLC, a wholly owned subsidiary of Emerald, with Hartz Energy Capital, LLC, as lender, which we refer to as the “Hartz loan.” Emerald’s properties include approximately 10,600 net acres located in Dunn County, North Dakota and approximately 45,000 net acres in the Sandwash Basin Niobrara oil play in northwestern Colorado and southwestern Wyoming.

In connection with the Emerald acquisition, five existing members of our Board of Directors resigned, and their vacancies were filled with directors selected by the remaining members of our Board of Directors. We also entered into employment agreements with six executive officers, J.R. Reger (Executive Chairman), Michael Krzus (Chief Executive Officer), McAndrew Rudisill (President), Paul Wiesner (Chief Financial

Officer), Karl Osterbuhr (Vice President Exploration and Business Development), and Mitchell R. Thompson (Chief Accounting Officer). Subsequent to our acquisition of Emerald, we adopted the assumed business name of Emerald Oil, Inc. and transferred our principal executive offices from Billings, Montana, to Denver, Colorado.

Amended and Restated Credit Facility — On July 26, 2012, we entered into an amended and restated credit facility with Macquarie Bank Limited, as administrative agent, and the lenders party thereto. Our credit facility provides for (a) senior secured revolving loans of up to $80 million with an initial borrowing base of $15 million (Tranche A), (b) a senior secured term loan of up to $50 million (Tranche B), and (c) a senior secured term bridge loan of up to $20 million (Tranche C). Tranche A and Tranche B each mature on February 10, 2015. Tranche C matures on November 15, 2012. We also pay a commitment fee on the daily unused portion of Tranche A of 0.50% per annum. As of September 1, 2012, we had (a) approximately $15.0 million outstanding under Tranche A, (b) approximately $3.0 million outstanding under Tranche B, and (c) approximately $15.0 million outstanding under Tranche C. Pursuant to the terms of the credit agreement, we are required to use the net proceeds from any offering of our equity securities, which includes the common stock to be sold in this offering, to repay any amounts outstanding under Tranche C. Following the completion of this offering, we expect to have up to $47.0 million available under Tranche B. Funds available under Tranche B are subject to Macquarie’s approval of our development plan and may be used exclusively for drilling capital purposes.

Recent Well Results

The following table illustrates certain recent well completions in which we have participated with a working interest during the second quarter of 2012, listing all wells added to production with a working interest of at least 1.5%:

Well Name	Operator	County, State	Working Interest(1)	24-Hour Boe/d IP Rate(2)		30-Day Boe/d IP Rate(3)
Berger 156-100-7-6-1H	Liberty	Williams, ND	21.02%	3,562	(4)	1,247
Schnitzler 34-24 TFH	Whiting	Roosevelt, MT	12.50%	221	(4)	105
Moe 29-32-162-100H1CN	Baytex	Divide, ND	12.50%	86	(5)	37	(5)
Sylte Mnrl T 157-101-25B-36-1H	Petro-Hunt	Williams, ND	12.50%	546	(5)	245
Ingerson 2-12-1H	Cornerstone	Burke, ND	12.50%	N/A	(6)	N/A	(6)
Hunter 1-H 17-20	Continental	Williams, ND	8.64%	819	(5)	686
Inga 150-99-11-2-2H	Newfield	McKenzie, ND	8.33%	2,343	(5)	769
Inga 150-99-11-2-3H	Newfield	McKenzie, ND	8.33%	1,992	(5)	911
Inga 150-99-11-2-10H	Newfield	McKenzie, ND	8.33%	1,390	(5)	379
Halliday 1-15-22H	Hunt	Dunn, ND	7.48%	475	(5)	561
Halliday 2-15-22H	Hunt	Dunn, ND	7.48%	N/A	(6)	468
A & B 1-30-31H	G3	Williams, ND	7.43%	698	(5)	377
Johnson 43-27 ENH	Denbury	Dunn, ND	6.87%	1,243	(5)	289
Chrome 155-99-18-19-1H	Continental	Williams, ND	6.61%	554	(5)	607
Abercrombie 1-10H	Continental	Richland, MT	6.25%	730	(4)	436
McClintock 1-1H	Continental	Williams, ND	3.21%	1,090	(4)	633
Hoidahl 1-16H	Continental	Divide, ND	3.13%	625	(4)	351	(7)
Larsen 32-29 #1H	Zavanna	McKenzie, ND	3.13%	824	(5)	750	(8)
Johnson 43-27 WNH	Denbury	Dunn, ND	2.34%	1,047	(5)	437
Bouchard 34-21H	Fidelity	Richland, MT	2.24%	133	(4)	64
GO-Kupper ###-##-####H-1	Hess	Williams, ND	1.56%	683	(5)	569	(5)

(1)	The working interests are based on our internal records and may be subject to change by the operators’ third-party legal counsel in preparing final division order title opinions for each well.
(2)	The initial production rate (“IP Rate”) for each well is expressed in barrels of oil equivalent per day (“Boe/d”). The 24-Hour IP Rate is generally the 24-hour “Peak Production Rate” that may be measured following the initial day of production, depending on operator procedure or well profiles, although the calculation may vary from operator to operator. As indicated by footnotes to the data points in the 24-Hour and 30-Day IP Rate columns, the IP Rate may be estimated based on other third-party estimates or the limited data available at the time and may or may not reflect the IP Rate calculated by the operator.
(3)	Unless otherwise noted, we estimated the 30-Day IP Rate based on production data provided to us from the operator from the first day of production through the first 30 calendar days of production, which may include non-producing days. This estimate may or may not reflect the IP Rate calculated by the operator.
(4)	The IP Rate was not reported by the operator to the North Dakota Industrial Commission (“NDIC”). Accordingly, we estimated an IP Rate based on the highest single day production over the first 30 days, if available. This estimate may or may not reflect the IP Rate calculated by the operator.
(5)	The IP Rate was obtained from the NDIC.
(6)	The IP Rate for the well has not been disclosed. The well is either on confidential status or the operator has not provided daily production data, and we were not able to calculate an estimated IP Rate.
(7)	The 30-Day IP Rate is based on average production over the first 19 days since the well was shut in after the first 19 days.
(8)	The 30-Day IP Rate was obtained from the NDIC based on average production over the first 23 days.

Corporate Information

Our principal executive offices are located at 1600 Broadway, Suite 1040, Denver, Colorado 80202, our telephone number at these offices is (303) 323-0008 and our website is www.emeraldoil.com. Information contained on or accessible through our website is not incorporated by reference into or otherwise a part of this prospectus supplement or the accompanying prospectus.

THE OFFERING

Issuer
Voyager Oil & Gas, Inc., doing business under the assumed business name “Emerald Oil, Inc.”
Common stock offered by us
93,750,000 shares
Common stock outstanding immediately after this offering
163,728,637 shares
Over-allotment option
We have granted the underwriters a 30-day option to purchase up to an aggregate of 14,062,500 additional shares of our common stock to cover any over-allotments.
Use of proceeds
We estimate that our net proceeds from this offering will be approximately $69.1 million after deducting underwriting discounts and commissions and estimated offering expenses, or approximately $79.6 million if the underwriters exercise the over-allotment option in full.
We intend to use the net proceeds from this offering, along with cash on hand, to repay a portion of our existing outstanding indebtedness, fund our drilling and development expenditures and leasehold acquisitions, including the McKenzie County, North Dakota acreage acquisition, and for general corporate purposes, including working capital.
Dividend policy
We have not declared or paid any cash or other dividends on our common stock, and do not expect to declare or pay any cash or other dividends in the foreseeable future. See “Dividend Policy.”
Risk factors
You should carefully read and consider the information beginning on page S-18 of this prospectus supplement and page 4 of the accompanying prospectus set forth under the headings “Risk Factors” and all other information set forth in this prospectus supplement, the accompanying prospectus, and the documents incorporated herein and therein by reference before deciding to invest in our common stock.
Conflict of interest
Certain of the underwriters or their affiliates currently hold outstanding indebtedness under our credit facility. Because affiliates of Macquarie Capital (USA) Inc. will receive more than 5% of the net proceeds from this offering as a result of the repayment of such indebtedness from the net proceeds of this offering, this offering is being made in compliance with Rule 5121 of the Financial Industry Regulatory Authority (“FINRA”). FINRA Rule 5121 requires that a “qualified independent underwriter” participate in the preparation of this prospectus supplement and exercise the usual standards of due diligence with respect thereto. Global Hunter Securities, LLC has assumed the responsibilities of acting as the qualified independent underwriter in this offering. No underwriter having a conflict of interest under FINRA Rule 5121 will confirm sales to any account over which the underwriter exercises discretionary authority without the specific written approval of the accountholder. See “Underwriting; Conflicts of Interest.”
NYSE MKT symbol
EOX

The number of shares to be outstanding after this offering is based on 69,978,637 shares of our common stock outstanding as of September 24, 2012 and excludes 4,505,008 additional shares that are authorized for future issuance under our equity incentive plans, of which 3,875,002 shares may be issued pursuant to outstanding stock options and restricted stock units.

Unless otherwise indicated, the information in this prospectus supplement assumes that the underwriters will not exercise their over-allotment option.

SUMMARY HISTORICAL FINANCIAL DATA AND PRO FORMA COMBINED FINANCIAL DATA

The following summary financial data should be read together with our most recent Annual Report on Form 10-K for the year ended December 31, 2011, our Quarterly Report on Form 10-Q for the six months ended June 30, 2012, and our Current Report on Form 8-K/A filed with the SEC on August 8, 2012, each of which is incorporated by reference in this prospectus supplement and accompanying prospectus. The summary statements of operations and cash flow data below for the years ended December 31, 2011, 2010 and 2009, and the summary balance sheet data as of December 31, 2011 and 2010 have been derived from our historical audited financial statements that are incorporated by reference in this prospectus supplement and accompanying prospectus. The summary statements of operations and cash flow data below for the six months ended June 30, 2011 and 2012, and the summary balance sheet data as of June 30, 2012 have been derived from our historical unaudited financial statements that are incorporated by reference into this prospectus supplement and the accompanying prospectus. Our unaudited financial statements are prepared on the same basis as our audited financial statements and, in the opinion of management, all adjustments, consisting only of normal recurring adjustments, considered necessary for a fair presentation have been included. Historical results are not necessarily indicative of results to be expected in the future, and operating results for the six months ended June 30, 2012 are not necessarily indicative of results that may be expected for the full year or future periods.

The following unaudited pro forma condensed combined statements of operations for the year ended December 31, 2011 and the six months ended June 30, 2012 are based on the historical statements of operations of the company and Emerald, giving effect to our acquisition of Emerald as if the transaction had occurred on January 1, 2011. The following unaudited pro forma condensed combined balance sheet is based on the historical balance sheets of the company and Emerald, giving effect to our acquisition of Emerald as if the transaction had occurred on June 30, 2012. Our historical information is derived from our audited financial statements for the year ended December 31, 2011 and our unaudited financial statements for the six months ended June 30, 2012. Emerald’s historical information has been derived from audited financial information for the periods ended June 30, 2012 and 2011 and the unaudited period from January 1, 2012 to June 30, 2012 to conform to our calendar year end. The unaudited pro forma condensed combined financial statements are provided for information purposes only and are based on estimates and assumptions as set forth in the notes to such statements. The unaudited pro forma condensed combined financial statements are not necessarily indicative of the combined results of operations to be expected in any future period or the results that actually would have been realized had the transaction been completed on January 1, 2011. This information should be read in conjunction with the historical financial statements and related notes of the company and Emerald and in conjunction with the accompanying notes to the unaudited pro forma condensed combined financial statements. The unaudited pro forma condensed combined financial information also should not be considered representative of our future financial condition or results of operations.

	Historical					Pro Forma
	Year Ended December 31,			Six Months Ended June 30,		Year Ended December 31, 2011	Six Months Ended June 30, 2012
	2009	2010	2011	2011	2012
				(unaudited)		(unaudited)
	(in thousands)
STATEMENT OF OPERATIONS DATA:
REVENUES
Oil and Natural Gas Sales	$—	$943	$8,426	$2,499	$11,862	$8,527	$11,967
Gain on Commodity Derivatives	—	—	—	—	1,339	—	1,339
	—	943	8,426	2,499	13,201	8,527	13,306
OPERATING EXPENSES
Production Expenses	—	27	727	198	951	1,376	1,543
Production Taxes	—	103	717	247	1,235	720	1,252
General and Administrative Expenses	2,308	1,778	2,686	1,401	2,157	5,320	4,095
Depletion of Oil and Natural Gas Properties	—	548	3,547	968	5,159	3,555	4,752
Impairment of Oil and Natural Gas Properties	—	1,377	—	—	10,191	—	10,191
Depreciation and Amortization	—	3	31	9	22	31	22
Accretion of Discount on Asset Retirement Obligations	—	—	5	2	6	5	6
Total Expenses	2,308	3,836	7,713	2,825	19,721	11,007	21,861
INCOME (LOSS) FROM OPERATIONS	(2,308)	(2,893)	713	(326)	(6,520)	(2,480)	(8,555)
OTHER INCOME (EXPENSE)
Merger Costs	—	(736)	—	—	—	—	—
Interest Expense	—	(629)	(2,036)	(1,002)	(685)	(2,051)	(794)
Gain on Foreign Exchange	—	—	—	—	—	2	11
Loss from Equity Investment	—	—	—	—	—	(255)	(68)
Other Income (Expense), Net	31	54	(22)	(27)	(12)	(22)	(14)
Total Other Income (Expense), Net	31	(1,311)	(2,058)	(1,029)	(697)	(2,326)	(865)
LOSS BEFORE INCOME TAXES	(2,277)	(4,204)	(1,345)	(1,355)	(7,217)	(4,806)	(9,420)
INCOME TAX EXPENSE	—	65	—	—	—	—	—
NET LOSS	$(2,277)	$(4,269)	$(1,345)	$(1,355)	$(7,217)	$(4,806)	$(9,420)
Net Loss Per Common Share – Basic and Diluted	$(0.14)	$(0.11)	$(0.02)	$(0.02)	$(0.12)	$(0.07)	$(0.14)
Weighted Average Shares Outstanding – Basic and Diluted	15,769	38,039	56,085	54,754	57,928	67,720	69,563

	Historical
	As of December 31,		As of June 30, 2012	Pro Forma as of June 30, 2012
	2010	2011
			(unaudited)	(unaudited)
	(in thousands)
BALANCE SHEET DATA:
Cash and Cash Equivalents	$11,359	$13,927	$4,114	$4,114
Net Property, Plant and Equipment	$35,967	$87,276	$113,190	$154,523
Total Assets	$48,495	$104,839	$126,765	$168,173
Short Term Note Payable	$—	$—	$—	$17,725
Revolving Credit Facility	$—	$—	$18,031	$18,031
Senior Secured Promissory Notes	$14,837	$15,000	$—	$—
Related Party Payable and Accrued Interest	$—	$—	$—	$2,548
Total Liabilities	$15,775	$25,697	$53,716	$74,105
Stockholders’ Equity	$32,721	$79,142	$73,048	$94,068

	Historical
	Year Ended December 31,			Six Months Ended June 30,
	2009	2010	2011	2011	2012
				(unaudited)
	(in thousands)
CASH FLOW DATA:
Net Cash Provided By (Used For) Operating Activities	$(25)	$(1,166)	$(153)	$(1,785)	$3,337
Net Cash Used For Investing Activities	$(3,876)	$(3,745)	$(43,508)	$(24,596)	$(15,781)
Net Cash Provided By Financing Activities	$2,817	$15,578	$46,230	$46,619	$2,631

SUMMARY HISTORICAL RESERVE DATA

The following table presents summary data with respect to our estimated net proved oil and natural gas reserves as of the dates indicated. Netherland, Sewell & Associates, Inc. (“NSAI”), our independent petroleum engineer, audited our estimated reserves as of December 31, 2011 and June 30, 2012. Our audit procedures required NSAI to prepare their own estimate of proved reserves for fields comprising at least 80% of the aggregate net present value of our year-end proved reserves, discounted at 10% per annum. The following table does not include any reserves that we acquired in the Emerald acquisition or that we expect to acquire through the McKenzie County acreage acquisition. Reserve estimates are inherently imprecise and remain subject to revisions based on production history, results of additional exploration and development drilling, results of secondary and tertiary recovery applications, prevailing oil and natural gas prices and other factors. You should read the notes following the table below and our financial statements and related notes included elsewhere in this prospectus supplement in conjunction with the following reserve estimates.

	As of December 31, 2011	As of June 30, 2012
Net Proved Reserves:
Proved Developed Producing Oil Reserves (Bbls)	706,483	1,334,553
Proved Developed Non-Producing Oil Reserves (Bbls)	360,021	265,097
Proved Undeveloped Oil Reserves (Bbls)	2,160,518	2,577,207
Total Proved Oil Reserves (Bbls)	3,227,022	4,176,857
Proved Developed Producing Natural Gas Reserves (Mcf)	247,475	643,321
Proved Developed Non-Producing Natural Gas Reserves (Mcf)	162,617	147,044
Proved Undeveloped Natural Gas Reserves (Mcf)	1,328,953	1,727,066
Total Proved Natural Gas Reserves (cubic feet)	1,739,045	2,517,431
Total Proved Oil Equivalents (Boe)(1)	3,516,863	4,596,429
PV-10 (thousands)(2)(3)	$59,625	$83,206
Standardized Measure of Discounted Future Net Cash Flows (thousands)	$59,625	$83,206

(1)	Barrels of oil equivalent (Boe) are computed based on a conversion ratio of one Boe for each barrel of crude oil and one Boe for every 6,000 cubic feet (i.e., 6 Mcf) of natural gas.
(2)	We calculated the present value of estimated future net revenues as of June 30, 2012 using the 12-month arithmetic average first of month price from July 2011 through June 2012. The average realized prices used as of June 30, 2012 were $85.10 per barrel of oil and $5.98 per MMBtu for natural gas. We calculated the present value of estimated future net revenues as of December 31, 2011 and 2010 using the 12-month arithmetic average first of month price January through December for the respective years. The average realized prices used as of December 31, 2011 were $88.81 per barrel of oil and $6.34 per MMBtu of natural gas. The average realized prices used as of December 31, 2010 were $69.35 per barrel of oil and $4.05 per MMBtu of natural gas. “MMBtu” refers to one million British thermal units (Btu). One Btu is the heat required to raise the temperature of a one-pound mass of water from 58.5 to 59.5 degrees Fahrenheit.
(3)	The Present Value of Estimated Future Net Revenues, Discounted at 10% (“PV-10”) is a non-GAAP financial measure. For a definition of PV-10, see “Non-GAAP Financial Measures; Reconciliations” below. See also “Supplemental Oil and Gas Reserve Information (Unaudited)” following our audited financial statements for the years ended December 31, 2011 and 2010. PV-10 is considered a non-GAAP financial measure under SEC regulations because it does not include the effects of future income taxes, as is required in computing the standardized measure of discounted future net cash flows.

Non-GAAP Measures; Reconciliations

This prospectus supplement contains certain financial measures that are non-GAAP measures. We have provided reconciliations within this prospectus supplement of the non-GAAP financial measures to the most directly comparable GAAP financial measures. These non-GAAP financial measures should be considered in addition to, but not as a substitute for, measures for financial performance prepared in accordance with GAAP that are presented in this prospectus supplement.

PV-10 is the present value of the estimated future cash flows from estimated total proved reserves after deducting estimated production and ad valorem taxes, future capital costs and operating expenses, but before deducting any estimates of future income taxes. The estimated future cash flows are discounted at an annual rate of 10% to determine their “present value.” We believe PV-10 to be an important measure for evaluating the relative significance of our oil and natural gas properties and that the presentation of the non-GAAP financial measure of PV-10 provides useful information to investors because it is widely used by professional analysts and investors in evaluating oil and natural gas companies. Because there are many unique factors that can impact an individual company when estimating the amount of future income taxes to be paid, we believe the use of a pre-tax measure is valuable for evaluating our company. We believe that PV-10 is a financial measure routinely used and calculated similarly by other companies in the oil and natural gas industry. However, PV-10 should not be considered as an alternative to the standardized measure as computed under GAAP.

The standardized measure of discounted future net cash flows relating to our total proved oil and natural gas reserves is as follows (in thousands):

	As of December 31,		As of June 30, 2012
	2010	2011
	(in thousands) (Unaudited)
Future cash inflows	$24,431	$297,627	$370,432
Future production costs	(6,183)	(78,514)	(100,590)
Future development costs	(8,644)	(65,609)	(74,091)
Future net cash flows	9,604	153,504	195,751
10% annual discount for estimated timing of cash flows	(4,828)	(93,879)	(112,545)
Standardized measure of discounted future net cash flows related to proved reserves	$4,775	$59,625	$83,206
Reconciliation of Non-GAAP Measure
PV-10	$4,775	$59,625	$83,206
Less: Income taxes
Future income taxes, discounted at 10%(1)	—	—	—
Standardized measure of discounted future net cash flows	$4,775	$59,625	$83,206

(1)	The present value of estimated future net revenues after income taxes, discounted at 10%, is referred to as the “Standardized Measure.” There was no tax effect as of December 31, 2010 and 2011, or as of June 30, 2012, since the tax basis in properties and net operating loss exceeded the future undiscounted net cash flows.

RISK FACTORS

You should carefully consider the following risk factors and the risk factors contained in the accompanying prospectus and all other information contained in this prospectus supplement, the accompanying prospectus, and the documents incorporated herein and therein by reference in evaluating our business and prospects. The risks and uncertainties described in this prospectus supplement, the accompanying prospectus and the documents incorporated herein and therein by reference are not the only ones we face. Additional risks and uncertainties, other than those we describe in this prospectus supplement, the accompanying prospectus, and the documents incorporated herein and therein by reference, that are not presently known to us or that we currently believe are immaterial, may also impair our business operations. If any of those risks occur, our business, financial condition, and results of operations could be harmed.

Risks Related to our Business and Industry

Acquisitions, such as the Emerald acquisition and McKenzie County acreage acquisition, may prove to be worth less than we paid because of uncertainties in evaluating recoverable reserves and potential liabilities.

Our recent growth is due in large part to acquisitions of producing properties and undeveloped leasehold, particularly in the Emerald acquisition. We expect acquisitions, such as the Emerald acquisition and the McKenzie County acreage acquisition, to be instrumental to our future growth. Successful acquisitions require an assessment of a number of factors, including estimates of recoverable reserves, exploration potential, future oil and natural gas prices, operating costs, and potential environmental and other liabilities. Such assessments are inexact and their accuracy is inherently uncertain. In connection with our assessments, we perform a review of the acquired properties that we believe is generally consistent with industry practices. However, such a review will not reveal all existing or potential problems and does not involve a review of seismic data or independent environmental testing. In addition, our review may not permit us to become sufficiently familiar with the properties to fully assess their deficiencies or limitations, including any structural, subsurface, and environmental problems that may exist or arise. As a result of these factors, we may not be able to acquire oil and natural gas properties that contain economically recoverable reserves or be able to complete future acquisitions on terms that we believe are acceptable or that, even if completed, do not contain problems that reduce the value of acquired property.

We may have difficulty integrating and managing the growth associated with our recent acquisitions.

Our recent acquisitions, including the Emerald acquisition and the McKenzie County acreage acquisition, if completed, are expected to result in a significant growth in our assets, reserves, and revenues and may place a significant strain on our financial, technical, operational, and administrative resources. We may not be able to integrate the operations of the acquired assets without increases in costs, losses in revenues, or other difficulties. In addition, we may not be able to realize the operating efficiencies, synergies, costs savings, or other benefits expected from such acquisitions, particularly as we transition from our historical non-operated strategy to a balanced operated and non-operated approach. Any unexpected costs or delays incurred in connection with such integration could have an adverse effect on our business, results of operations or financial condition. We believe our general and administrative expenses for the third quarter of 2012 are expected to increase by approximately $0.9 million related to the Emerald acquisition, including integrating the acquired business, and adding operating capabilities. We have hired or intend to hire approximately two new employees that we expect will be required to manage our operations and plan to add resources as needed as we scale up our business. However, we may experience difficulties in finding the additional qualified personnel. In an effort to stay on schedule with our planned activities, we intend to supplement our staff with contract and consultant personnel until we are able to hire new employees. Our ability to continue to grow after these acquisitions will depend upon a number of factors, including our ability to identify and acquire new exploratory prospects and other acquisition targets, our ability to develop then existing prospects, our ability to successfully adopt a balanced operated and non-operated approach, our ability to continue to retain and attract skilled personnel, the results of our drilling program and acquisition efforts, hydrocarbon prices, and access to capital. We may not be successful in achieving or managing growth and any such failure could have a material adverse effect on us.

Properties that we acquire may not produce as projected, and we may not have identified all liabilities associated with the properties.

Our assessment of the properties in acquisitions may not reveal all existing or potential problems. In the course of our due diligence, we may not inspect every well. Inspections may not reveal structural or environmental problems. We may be required to assume the risk of the physical condition of the properties in addition to the risk that the properties may not perform in accordance with our expectations.

If we are not able to generate sufficient funds from our operations and other financing sources, we may not be able to finance our planned development activity, acquisitions or service our debt.

We have been dependent on debt and equity financing to fund our cash needs that are not funded from operations or the sale of assets and will continue to incur additional indebtedness to fund our operations. Low commodity prices, production problems, disappointing drilling results and other factors beyond our control could reduce our funds from operations and may restrict our ability to obtain additional financing or to pay interest and principal on our debt obligations. Furthermore, we have incurred losses in the past that may affect our ability to obtain financing. Quantifying or predicting the likelihood of any or all of these occurring is difficult in the current domestic and world economy. For these reasons, financing may not be available to us in the future on acceptable terms or at all. In the event additional capital is required but not available on acceptable terms, we would curtail our acquisition, drilling, development, and other activities or could be forced to sell some of our assets on an untimely or unfavorable basis.

We have significant debt, trade payables, and other long-term obligations.

Our significant trade payables, other long-term obligations and related interest payment requirements and scheduled debt maturities may have important negative consequences. For instance, they could:

•	make it more difficult or render us unable to satisfy these or our other financial obligations;
•	require us to dedicate a substantial portion of any cash flow from operations to the payment of overriding royalties or interest and principal due under our debt, which will reduce funds available for other business purposes;
•	increase our vulnerability to general adverse economic and industry conditions;
•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;
•	place us at a competitive disadvantage compared to some of our competitors that have less financial leverage; and
•	limit our ability to obtain additional financing required to fund working capital and capital expenditures and for other general corporate purposes.

Our ability to overcome our negative working capital and to satisfy our financial obligations and commitments depends on our future operating performance and on economic, financial, competitive, and other factors, many of which are beyond our control. We cannot provide assurance that our business will generate sufficient cash flow or that future financings will be available to provide sufficient proceeds to meet these obligations. The inability to meet our financial obligations and commitments will impede the successful execution of our business strategy and the maintenance of our economic viability. Oil and natural gas prices are volatile, and low prices have had in the past and could have in the future a material adverse impact on our business. Our revenues, profitability and future growth and the carrying value of our properties depend substantially on the prices we realize for our oil and natural gas production. Our realized prices also affect the amount of cash flow available for capital expenditures and our ability to borrow and raise additional capital.

Restrictive debt covenants could limit our growth and our ability to finance our operations, fund our capital needs, respond to changing conditions, and engage in other business activities that may be in our best interests.

Our credit facility contains a number of significant covenants that, among other things, restrict or limit our ability to:

•	pay dividends or distributions on our capital stock;
•	make certain loans and investments;
•	enter into certain transactions with affiliates;
•	create or assume certain liens on our assets;
•	merge or enter into other business combination transactions;
•	enter into transactions that would result in a change of control of us; or
•	engage in certain other corporate activities.

Also, our credit facility requires us to maintain compliance with specified financial ratios and satisfy certain financial condition tests. We were not in compliance with the current ratio and general and administrative expense ceiling covenants as of June 30, 2012, and a waiver was obtained from the administrative agent. The current ratio shortfall and resulting working capital deficit of approximately $23.0 million as of June 30, 2012 was in part due to approximately $10.5 million of accrued capitalized costs associated with development of oil and natural gas properties in the Williston Basin not yet invoiced to us. Exceeding the general and administrative expense ceiling was primarily attributable to professional fees related to the preparation and filing of the annual proxy statement and the Emerald acquisition, and expenses related to our annual meeting of shareholders. Our ability to comply with these and other ratios and financial condition tests in the future may be affected by events beyond our control, and we cannot assure you that we will meet these ratios and financial condition tests. These financial ratio restrictions and financial condition tests could limit our ability to obtain future financings, make needed capital expenditures, withstand a future downturn in our business or the economy in general, or otherwise conduct necessary corporate activities. We may also be prevented from taking advantage of business opportunities that arise because of the limitations that the restrictive covenants under our credit facility impose on us.

A breach of any of these covenants or our inability to comply with the required financial ratios or financial condition tests could result in a default under our credit facility. A default, if not cured or waived, could result in all indebtedness outstanding under our credit facility becoming immediately due and payable. If that should occur, we may not be able to pay all such debt or borrow sufficient funds to refinance it. Even if new financing were then available, it may not be on terms that are acceptable to us. If we were unable to repay those amounts, the lenders could accelerate the maturity of the debt or proceed against any collateral granted to them to secure such defaulted debt.

We have limited control over activities on properties that we do not operate.

We are not the operator on a significant portion of our properties. Because we are not the operator for these properties, our ability to exercise influence over the operations of these properties or their associated costs is limited. Our dependence on the operators and other working interest owners of these projects and our limited ability to influence operations and associated costs or control the risks could materially and adversely affect the realization of our targeted returns on capital in drilling or acquisition activities. The success and timing of our drilling and development activities on properties operated by others therefore depends upon a number of factors, including:

•	timing and amount of capital expenditures;
•	the operator’s expertise and financial resources;
•	the rate of production of reserves, if any;
•	approval of other participants in drilling wells; and
•	selection of technology.

In areas where we do not have the right to propose the drilling of wells, we may have limited influence on when, how, and at what pace our properties in those areas are developed. Further, the operators of those properties may experience financial problems in the future or may sell their rights to another operator not of our choosing, both of which could limit our ability to develop and monetize the underlying oil and natural gas reserves. In addition, the operators of these properties may elect to curtail the oil or natural gas production or to shut in the wells on these properties during periods of low oil or natural gas prices, and we may receive less than anticipated or no production and associated revenues from these properties until the operator elects to return them to production.

Delays in the development of or production curtailment at our material properties may adversely affect our financial position and results of operations.

The size of our operations and our capital expenditure budget limit the number of properties that we can develop in any given year. Complications in the development of any single major well or infrastructure installation may result in a material adverse effect on our financial condition and results of operations. In addition, relatively few wells contribute a substantial portion of our production. If we were to experience operational problems or adverse commodity prices resulting in the curtailment of production in any of these wells, our total production levels would be adversely affected, which would have a material adverse effect on our financial condition and results of operations.

The Williston Basin oil price differential could have adverse impacts on our revenues.

Generally, crude oil produced from the Bakken formation in North Dakota is high quality (36 to 44 degrees API, which is comparable to West Texas Intermediate Crude). However, due to takeaway constraints, oil prices in the Williston Basin generally have been from $8.00 to $10.00 less per barrel than prices for other areas in the United States, and earlier this year as much as $22.00 less per barrel. This discount, or differential, may widen in the future, which would reduce the price we would receive for our production.

Drilling and completion costs for the wells we drill in the Williston Basin are comparable to other areas where there is no price differential. As a result of this reverse leverage effect, a significant, prolonged downturn in oil prices on a national basis could result in a ceiling limitation write-down of the oil and natural gas properties we hold. Such a price downturn also could reduce cash flow from our Williston Basin properties and adversely impact our ability to participate fully in other drilling. Our production in other areas could also be affected by adverse changes in differentials. In addition, changes in differentials could make it more difficult for us to effectively hedge our exposure to changes in commodity prices.

Shortages of equipment, services and qualified personnel could reduce our cash flow and adversely affect results of operations.

The demand for qualified and experienced field personnel to drill wells and conduct field operations, geologists, geophysicists, engineers, and other professionals in the oil and natural gas industry can fluctuate significantly, often in correlation with oil and natural gas prices and activity levels in new regions, causing periodic shortages. These problems can be particularly severe in certain regions such as the Williston Basin and the Sandwash Basin. During periods of high oil and natural gas prices, the demand for drilling rigs and equipment has increased along with increased activity levels, and this may result in shortages of equipment. In addition, there has been a shortage of hydraulic fracturing capacity in many of the areas in which we operate. This shortage in hydraulic fracturing capacity could occur in the future. Higher oil and natural gas prices generally stimulate increased demand and result in increased prices for drilling rigs, crews and associated supplies, oilfield equipment and services, and personnel in our exploration, production and midstream operations. These types of shortages and subsequent price increases could significantly decrease our profit margin, cash flow and operating results and/or restrict or delay our ability to drill those wells and conduct those operations that we currently have planned and budgeted, causing us to miss our forecasts and projections.

Successful exploitation of the Williston Basin is subject to risks related to horizontal drilling and completion techniques.

Operations in the Williston Basin involve utilizing the latest drilling and completion techniques, including horizontal drilling and completion techniques, to generate the highest possible cumulative recoveries and therefore generate the highest possible returns. Risks that are encountered while drilling include, but are not limited to, landing the well bore in the desired drilling zone, staying in the zone while drilling horizontally through the formation, running casing the entire length of the well bore and being able to run tools and other equipment consistently through the horizontal well bore. Completion risks include, but are not limited to, being able to fracture stimulate the planned number of stages, being able to run tools the entire length of the well bore during completion operations, and successfully cleaning out the well bore after completion of the final fracture stimulation stage. Ultimately, the success of these latest drilling and completion techniques can only be evaluated over time as more wells are drilled and production profiles are established over a sufficiently long time period.

The drilling and completion of a well in the Williston Basin frequently costs between $7.5 million and $13.0 million on a gross basis, which is significantly more expensive than a typical onshore conventional well. Accordingly, unsuccessful exploration or development activity affecting even a small number of wells could have a significant impact on our results of operations.

Losses and liabilities from uninsured or underinsured drilling and operating activities could have a material adverse effect on our financial condition and operations.

We maintain several types of insurance to cover our operations, including worker’s compensation and comprehensive general liability. Amounts over base coverages are provided by primary and excess umbrella liability policies. We also expect to maintain operator’s extra expense coverage, which covers the control of drilling or producing wells as well as redrilling expenses and pollution coverage for wells out of control.

We may not be able to maintain adequate insurance in the future at rates we consider reasonable, or we could experience losses that are not insured or that exceed the maximum limits under our insurance policies. If a significant event that is not fully insured or indemnified occurs, it could materially and adversely affect our financial condition and results of operations.

We are subject to various governmental regulations and environmental risks that may cause us to incur substantial costs.

From time to time, in varying degrees, political developments and federal and state laws and regulations affect our operations. In particular, price controls, taxes, and other laws relating to the oil and natural gas industry, changes in these laws, and changes in administrative regulations have affected and in the future could affect crude oil and natural gas production, operations, and economics. We cannot predict how agencies or courts will interpret existing laws and regulations or the effect these adoptions and interpretations may have on our business or financial condition.

Our business is subject to laws and regulations promulgated by federal, state, and local authorities, including but not limited to the U.S. Congress, the U.S. Environmental Protection Agency (the “EPA”), the Bureau of Land Management, the Industrial Commission of North Dakota, and the Montana Board of Oil and Gas Conservation, relating to the exploration for, and the development, production, and marketing of, crude oil and natural gas, as well as safety matters. Legal requirements are frequently changed and subject to interpretation, and we are unable to predict the ultimate cost of compliance with these requirements or their effect on our operations. We may be required to make significant expenditures to comply with governmental laws and regulations. The discharge of crude oil, natural gas, or other pollutants into the air, soil, or water may give rise to significant liabilities on our part to the government and third parties and may require us to incur substantial costs of remediation.

The adoption of climate change legislation by Congress could result in increased operating costs, create delays in our obtaining air pollution permits for new or modified facilities, and result in reduced demand for the oil and natural gas we produce.

According to certain scientific studies, emissions of carbon dioxide, methane, nitrous oxide, and other gases commonly known as greenhouse gases (“GHG”) may be contributing to global warming of the earth’s atmosphere and to global climate change. In response to the scientific studies, legislative and regulatory initiatives have been underway to limit GHG emissions. The U.S. Supreme Court determined that GHG emissions fall within the definition of an “air pollutant,” and in response, the EPA promulgated an endangerment finding paving the way for regulation of GHG emissions under the U.S. Federal Clean Air Act (the “CAA”). The EPA has also promulgated rules requiring owners or operators of certain petroleum and natural gas systems that emit 25,000 metric tons or more of GHG per year from a facility to report such emissions, and we are subject to this reporting requirement. In addition, the EPA promulgated rules that significantly increase the GHG emission threshold that would identify major stationary sources of GHG subject to CAA permitting programs. As currently written and based on our current operations, we are not subject to federal GHG permitting requirements. Regulation of GHG emissions is new and highly controversial, and further regulatory, legislative, and judicial developments are likely to occur. Such developments may affect how these GHG initiatives will impact us. Further, apart from these developments, recent judicial decisions that have allowed certain tort claims alleging property damage to proceed against GHG emissions sources may increase our litigation risk for such claims. Due to the uncertainties surrounding the regulation of and other risks associated with GHG emissions, we cannot predict the financial impact of related developments on us.

Legislation or regulations that may be adopted to address climate change could also affect the markets for our products by making our products more or less desirable than competing sources of energy. To the extent that our products are competing with higher GHG emitting energy sources, such as coal, our products could become more desirable in a market with more stringent limitations on GHG emissions. To the extent that our products are competing with lower GHG emitting energy sources, such as solar and wind, our products could become less desirable in the market with more stringent limitations on GHG emissions. We cannot predict with any certainty at this time how these possibilities may affect our operations. Any laws or regulations that may be adopted to restrict or reduce emissions of GHG could require us to incur increased operating costs and could have an adverse effect on demand for the oil and natural gas we produce, depending on the applicability to our operations and the refining, processing, and use of oil and natural gas.

Seasonal weather conditions and other factors could adversely affect our ability to conduct drilling activities.

Our operations could be adversely affected by weather conditions and wildlife restrictions on federal leases. In the Williston Basin and the Sandwash Basin, drilling and other oil and natural gas activities cannot be conducted as effectively during the winter months. Winter and severe weather conditions limit and may temporarily halt the ability to operate during such conditions. These constraints and the resulting shortages or high costs could delay or temporarily halt our oil and natural gas operations and materially increase our operating and capital costs, which could have a material adverse effect on our business, financial condition, and results of operations.

We may have difficulty distributing our oil and natural gas production, which could harm our financial condition.

In order to sell the oil and natural gas that we are able to produce from the Williston Basin and the Sandwash Basin, we may have to make arrangements for storage and distribution to the market. We will rely on local infrastructure and the availability of transportation for storage and shipment of our products, but infrastructure development and storage and transportation facilities may be insufficient for our needs at commercially acceptable terms in the localities in which we operate. This situation could be exacerbated to the extent that our operations are conducted in remote areas that are difficult to access, such as areas that are distant from shipping and/or pipeline facilities. These factors may affect our ability to explore and develop properties and to store and transport our oil and natural gas production, which may increase our expenses.

Federal legislation regarding derivatives could have an adverse effect on our ability and cost of entering into derivative transactions.

On July 21, 2010, President Obama signed into law the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Reform Act”), which, among other provisions, establishes federal oversight and regulation of the over-the-counter derivatives market and entities that participate in that market. Many of the statutory provisions require implementing regulations of the Commodities Futures Trading Commission (the “CFTC”) and the SEC. The CFTC has issued final rules further defining the terms “swap dealer,” “major swap participant” and “swap.” The completion of this definitional rulemaking satisfies prerequisites for certain substantive components of the legislation and regulations to take effect, including registration and other requirements applicable to swap dealers.

The CFTC has issued a final rule on position limits for certain futures and option contracts in the major energy markets and for swaps that are economically related. Certain bona fide hedging transactions or positions are exempt from these position limits. The financial reform legislation may require us to comply with margin requirements and with certain clearing and trade-execution requirements in connection with our derivative activities. The financial reform legislation will impose significant new regulation on those of our derivatives counterparties that are swap dealers, which may increase their costs and in certain cases may cause or require them to spin off some of their derivatives activities to separate entities, which may not be as creditworthy as the current counterparties. The new legislation and new regulations could significantly increase the cost of derivative contracts (including through requirements to post collateral, which could adversely affect our available liquidity), materially alter the terms of derivative contracts, reduce the availability of derivatives to protect against risks we encounter, reduce our ability to monetize or restructure existing derivative contracts, and increase our potential exposure to less creditworthy counterparties. If we reduce our use of derivatives or commodity prices become more volatile and hedging markets become less liquid as a result of the legislation and regulations, our results of operations may become more volatile and cash flows may be less predictable, which could adversely affect our ability to plan for and fund capital expenditures, our results of operations, or our cash flows.

Risks Related to This Offering

The price of our common stock may fluctuate significantly, which could negatively affect us and holders of our common stock.

The trading price of our common stock may fluctuate significantly in response to a number of factors, many of which are beyond our control. For instance, if our financial results are below the expectations of securities analysts and investors, the market price of our common stock could decrease, perhaps significantly. Other factors that may affect the market price of our common stock include:

•	actual or anticipated fluctuations in our quarterly results of operations;
•	liquidity;
•	sales of common stock by our shareholders;
•	changes in oil and natural gas prices;
•	changes in our cash flow from operations or earnings estimates;
•	publication of research reports about us or the oil and natural gas exploration and production industry generally;
•	increases in market interest rates which may increase our cost of capital;
•	changes in applicable laws or regulations, court rulings, and enforcement and legal actions;
•	changes in market valuations of similar companies;
•	adverse market reaction to any indebtedness we incur in the future;
•	additions or departures of key management personnel;
•	actions by our shareholders;

•	commencement of or involvement in litigation;
•	news reports relating to trends, concerns, technological or competitive developments, regulatory changes, and other related issues in our industry;
•	speculation in the press or investment community regarding our business;
•	general market and economic conditions; and
•	domestic and international economic, legal and regulatory factors unrelated to our performance.

In addition, the U.S. securities markets have experienced significant price and volume fluctuations. These fluctuations often have been unrelated to the operating performance of companies in these markets. Market fluctuations and broad market, economic, and industry factors may negatively affect the price of our common stock, regardless of our operating performance. You may not be able to sell your shares of our common stock at or above the public offering price, or at all. Any volatility or a significant decrease in the market price of our common stock could also negatively affect our ability to make acquisitions using common stock. Further, if we were to be the object of securities class action litigation as a result of volatility in our common stock price or for other reasons, it could result in substantial costs and diversion of our management’s attention and resources, which could negatively affect our financial results.

The issuance of additional shares of our common stock or other equity securities will dilute all other stockholdings.

After this offering, we will have 163,728,637 shares of common stock outstanding, which amount excludes the underwriters’ option to purchase up to an additional 14,062,500 shares of common stock and 4,505,008 additional shares that are authorized for future issuance under our equity incentive plans, of which 3,875,002 shares may be issued pursuant to outstanding stock options and restricted stock units. We may issue additional shares without any action or approval by our shareholders. The issuance of additional shares of our common stock or other equity securities, whether issued in connection with the exercise of stock options or otherwise, would dilute the percentage ownership held by the investors who purchase our common stock in this offering.

Future sales of our common stock in the public market or the issuance of securities senior to our common stock could adversely affect the trading price of our common stock and our ability to raise funds in new stock offerings.

Sales by us or our shareholders of a substantial number of shares of our common stock in the public markets following this offering, or the perception that these sales might occur, could cause the market price of our common stock to decline or could impair our ability to raise capital through a future sale of, or pay for acquisitions using, our equity securities.

We may issue common stock or other equity securities senior to our common stock in the future for a number of reasons, including to finance our operations and growth plans, to adjust our ratio of debt-to-equity, to satisfy our obligations upon the exercise of options, or for other reasons. We cannot predict the effect, if any, that future sales or issuances of shares of our common stock or other equity securities, or the availability of shares of common stock or such other equity securities for future sale or issuance, will have on the trading price of our common stock.

Management will have broad discretion as to the use of the proceeds from this offering, and we may not use the proceeds effectively.

Our management will have broad discretion in the application of the net proceeds from this offering and could spend the proceeds in ways that do not improve our results of operations or enhance the value of our common stock. Our failure to apply these funds effectively could have a material adverse effect on our business and cause the trading price of our common stock to decline.

Limited trading volume in our common stock may contribute to price volatility.

As a relatively small company with a limited market capitalization, even if our shares are more widely disseminated, we are uncertain as to whether a more active trading market in our common stock will develop. As a result, relatively small trades may have a significant impact on the price of our common stock. In addition, because of the limited trading volume in our common stock and the price volatility of our common stock, you may be unable to sell your shares of common stock when you desire or at the price you desire. The inability to sell your shares in a declining market because of such illiquidity or at a price you desire may substantially increase your risk of loss.

USE OF PROCEEDS

We estimate that the net proceeds to be received by us from this offering will be approximately $69.1 million after deducting underwriting discounts and commissions and estimated offering expenses, or approximately $79.6 million if the underwriters exercise the over-allotment option in full.

The following table sets forth the proceeds we expect to receive from this offering and our uses of such proceeds.

(in millions)
Gross proceeds from this offering(1)	$75.0
Use of proceeds
Repayment of outstanding indebtedness(2)	35.9
Drilling, development, leasehold acquisition and general corporate purposes(3)	33.2
Underwriting discounts and commissions(4)	4.9
Fees and expenses associated with this offering	1.0
Total use of proceeds	$75.0

(1)	If the underwriters exercise their option to purchase additional shares of common stock in full, the gross proceeds would be approximately $86.3 million.
(2)	Includes repayment of (a) approximately $15.0 million outstanding under the senior secured bridge loan (Tranche C) under our credit facility, which matures on November 15, 2012, but is required to be repaid using the proceeds of this offering, and bears variable interest of approximately 9.25% per year as of August 31, 2012; (b) approximately $18.4 million outstanding under the Hartz loan, which matures on November 21, 2012 and bears no cash interest except upon an event of default, and in lieu of cash interest, the lender receives (i) an overriding royalty interest in certain of our properties equal to 2.15% of 8/8ths and (ii) an overriding royalty interest in all of the assets of our subsidiary, Emerald GRB LLC equal to 0.90% of 8/8ths; and (c) approximately $2.5 million outstanding denominated in Australian dollars (equivalent to approximately $2.4 million U.S. dollars at August 31, 2012) under a loan with Emerald Oil & Gas NL, which matures in connection with this offering and bears interest of 8.0% per year.
(3)	We plan to use a portion of the net proceeds from this offering of approximately $69.1 million, along with cash generated from the results of operations, as well as additional borrowings under our credit facility, to fund our approximately $103.7 million capital expenditure budget for the period from July 1, 2012 through December 31, 2013. This budget plans for the drilling of 8.6 net wells and approximately $15.6 million for the McKenzie County acreage acquisition.
(4)	If the underwriters exercise their option to purchase additional shares of common stock in full, the total underwriting discounts and commissions for this offering will be approximately $5.6 million.

CAPITALIZATION

The following table presents a summary of our cash and cash equivalents and capitalization as of June 30, 2012:

•	on an actual basis;
•	on a pro forma basis giving effect to the Emerald acquisition; and
•	on a pro forma as adjusted basis, giving further effect to the sale of 93,750,000 shares of common stock in this offering at the public offering price of $0.80 per share, after deducting underwriting discounts and commissions and estimated offering expenses, and the application of the net proceeds of this offering of approximately $69.1 million as described in “Use of Proceeds.”

You should read the following table in conjunction with our historical financial statements and the related notes thereto incorporated by reference into this prospectus supplement.

	June 30, 2012
	Actual	Pro Forma	Pro Forma As Adjusted
	(dollars in thousands) (unaudited)
Cash and Cash Equivalents	$4,114	$4,114	$37,291
Debt
Credit facility(1)
Tranche A	15,000	15,000	15,000
Tranche B	3,031	3,031	3,031
Hartz loan(2)	—	17,725	—
Emerald Oil & Gas NL loan	—	2,548	—
Shareholders’ Equity
Preferred stock (par value $.001 per share; 20,000,000 Shares authorized; none issued or outstanding)	—	—	—
Common stock (par value $.001 per share; 200,000,000 Shares authorized; 58,468,428 shares issued and outstanding (actual), 69,978,637 shares issued and outstanding (pro forma), and 163,728,637 shares issued and outstanding (pro forma as adjusted))	58	70	164
Additional paid-in capital	88,081	101,450	170,481
Accumulated deficit	(15,091)	(7,452)	(7,452)
Total Shareholders’ Equity	73,048	94,068	163,193
Total Capitalization	$91,079	$132,372	$181,224

(1)	Does not include $15.0 million borrowed under Tranche C of our credit facility in July 2012, which will be repaid in full with a portion of the net proceeds from this offering.
(2)	Does not include an additional $675,000 borrowed under the Hartz loan subsequent to June 30, 2012, which will be repaid in full with a portion of the net proceeds from this offering.

DILUTION

Purchasers of the common stock in this offering will experience an immediate and substantial increase in the net tangible book value per share of the common stock for accounting purposes. Our net tangible book value as of June 30, 2012, after giving pro forma effect to the Emerald acquisition, was approximately $94.1 million, or $1.34 per share of common stock. Pro forma net tangible book value per share is determined by dividing our pro forma tangible net worth (tangible assets less total liabilities) by the total number of outstanding shares of common stock that will be outstanding immediately prior to the closing of this offering. After giving effect to the Emerald acquisition and the sale of the shares in this offering at the public offering price of $0.80 per share, and assuming the receipt of the estimated net proceeds (after deducting estimated discounts and expenses of this offering), our as adjusted pro forma net tangible book value as of June 30, 2012 would have been approximately $163.2 million, or $1.00 per share. This represents an immediate decrease in the pro forma net tangible book value of $0.34 per share to our existing shareholders and an immediate increase (i.e., the difference between the offering price and the as adjusted pro forma net tangible book value after this offering) to new investors purchasing shares in this offering of $0.20 per share. The following table illustrates the per share dilution to new investors purchasing shares in this offering:

Public offering price per share		$0.80
Pro forma net tangible book value per share as of June 30, 2012	1.34
Decrease per share attributable to this offering	$0.34
As adjusted pro forma net tangible book value per share		1.00
Increase in pro forma net tangible book value per share to new investors in this offering		$0.20

PROPERTIES

Leasehold Properties

As of September 1, 2012, we owned an interest in approximately 204,600 net acres principally in the following five prospect areas:

•	Approximately 48,100 net acres targeting the Bakken and Three Forks formations located in the Williston Basin in North Dakota and Montana;
•	Approximately 45,000 net acres located in the Sandwash Basin and approximately 2,400 acres located in the DJ Basin targeting the Niobrara formation in Colorado and Wyoming;
•	Approximately 33,500 net acres in a joint venture targeting the Heath formation in Musselshell, Petroleum, Garfield and Fergus Counties of Montana;
•	Approximately 74,700 net acres in a joint venture in and around the Tiger Ridge natural gas field in Blaine, Hill and Chouteau Counties of Montana; and
•	Approximately 800 net acres targeting the Red River prospect in Montana.

Developed and Undeveloped Acreage

As of September 1, 2012, our principal assets included approximately 204,600 net acres located in the northern Rocky Mountain region of the United States. Net acreage represents our percentage ownership of gross acreage. The following table summarizes our estimated gross and net developed and undeveloped acreage by resource play at September 1, 2012.

	Developed Acreage		Undeveloped Acreage		Total Acreage
	Gross	Net	Gross	Net	Gross	Net
Bakken and Three Forks	35,930	8,211	130,192	39,873	166,122	48,084
Sandwash Basin	—	—	100,000	45,000	100,000	45,000
Heath	—	—	85,811	33,562	85,811	33,562
Denver-Julesburg/Niobrara	3,520	1,760	2,961	671	6,481	2,431
Red River	—	—	800	800	800	800
Tiger River	—	—	96,460	74,706	96,460	74,706
Total	39,450	9,971	416,224	194,612	455,674	204,583

The following table summarizes our estimated gross and net developed and undeveloped acreage by state at September 1, 2012.

	Developed Acreage		Undeveloped Acreage		Total Acreage
	Gross	Net	Gross	Net	Gross	Net
North Dakota	32,585	6,702	75,193	24,500	107,778	31,202
Montana	3,345	1,509	238,070	124,441	241,415	125,950
Colorado	3,520	1,760	44,698	19,742	48,218	21,502
Wyoming	—	—	58,263	25,929	58,263	25,929
Total	39,450	9,971	416,224	194,612	455,674	204,583

The following table summarizes our estimated gross and net developed and undeveloped acreage by county across the Bakken and Three Forks prospect at September 1, 2012.

	Developed Acreage		Undeveloped Acreage		Total Acreage
	Gross	Net	Gross	Net	Gross	Net
Burke County, ND	320	167	680	39	1,000	206
Divide County, ND	480	224	720	106	1,200	330
Dunn County, ND	3,975	308	18,640	10,408	22,615	10,716
McKenzie County, ND	10,229	2,025	24,961	7,612	35,190	9,637
McLean County, ND	280	140	584	24	864	164
Mountrail County, ND	2,880	788	1,382	378	4,262	1,166
Stark County, ND	320	85	640	50	960	135
Williams County, ND	14,101	2,965	27,586	5,883	41,687	8,848
Richland County, MT	1,917	765	53,651	14,548	55,568	15,313
Roosevelt County, MT	1,428	744	692	169	2,120	913
Sheridan County, MT	—	—	656	656	656	656
Total	35,930	8,211	130,192	39,873	166,122	48,084

Unproved Properties

Except for our recent acquisition of Emerald, we historically have acquired our properties by purchasing individual or small groups of leases directly from mineral owners or from landmen or lease brokers, which leases historically have not been subject to specified drilling projects, and by purchasing lease packages in identified project areas controlled by specific operators. We generally participate in drilling activities on a heads-up, or pro rata, basis based on our ownership percentage by electing whether to participate in each well on a well-by-well basis at the time wells are proposed for drilling.

We believe that the majority of our unproved properties will become subject to depletion within the next five years by adding estimated proved reserves relating to our acreage through exploration and development activities, by impairing the acreage that will expire before we can explore or develop it further, or by determining that further exploration and development activity will not occur. The timing by which all other properties will become subject to depletion will depend upon the timing of future drilling activities and delineation of our reserves.

Productive Wells

The following table summarizes gross and net productive oil wells by state at August 1, 2012 and 2011. A net well represents our fractional working ownership interest of a gross well. In addition to the 160 gross (9.3 net) wells producing at August 1, 2012, we were participating in 40 gross (1.8 net) Bakken and Three Forks wells that were in the process of being drilled, awaiting completion, in the process of completion, or awaiting flow back subsequent to fracture stimulation as of August 1, 2012.

	August 1
	2012		2011
	Gross	Net	Gross	Net
North Dakota – Bakken and Three Forks	140	5.5	32	0.9
Montana – Bakken and Three Forks	15	1.3	4	0.7
Colorado – Niobrara in DJ Basin	5	2.5	5	2.5
Total Producing Wells:	160	9.3	41	4.1
Drilling, Awaiting Completion, or Completing in Williston Basin	40	1.8	44	1.2
Total Participating Wells:	200	11.1	85	5.2

Exploratory Wells

We control approximately 74,700 net acres in and around the Tiger Ridge natural gas field in Montana. We conducted 3-D seismic testing throughout 2010 and drilled and completed six exploratory wells in the fourth quarter of 2011 with our joint venture partners, Hancock Enterprises and MCR, LLC, as operators. We have an average working interest of 70% in the initial wells. These wells are currently awaiting pipeline hook-up and the costs incurred are included in unevaluated oil and natural gas properties on our balance sheets as of December 31, 2011 and 2010.

In 2012, we participated in the drilling of the Johnson 31-17 SWH well in an undeveloped area of Mountrail County, North Dakota with a 3.13% working interest. The well was abandoned after experiencing poor oil shows during the drilling process. The dry hole costs associated this well were $149,714. The costs associated with this well were included in the full cost pool and subject to the depletion base. Of the 160 gross productive wells in which we have participated, we have only participated in two dry holes.

Reserves

Our most recent independently audited reserve report was as of June 30, 2012, which does not include any reserves from the Emerald acquisition or the McKenzie County acreage acquisition. Tables summarizing the results of our most recent reserve report are included in this prospectus supplement under the heading “Summary Historical Reserve Data.” A complete discussion of our estimated proved reserves at December 31, 2011, 2010 and 2009 is set forth in Supplemental Oil and Gas Reserve Information (Unaudited) following our audited financial statements for the years ended December 31, 2011, 2010 and 2009, included in our annual reports on Form 10-K for the years then ended.

MANAGEMENT

Directors and Executive Officers

The following table sets forth information about our executive officers and directors as of September 1, 2012:

Name	Age	Position
James Russell (J.R.) Reger	37	Executive Chairman of the Board
Michael Krzus	54	Director and Chief Executive Officer
McAndrew Rudisill	33	Director and President
Daniel L. Spears	39	Director
Lyle Berman	71	Director
Duke R. Ligon	70	Director
Seth Setrakian	40	Director
Paul Wiesner	47	Chief Financial Officer
Mitchell R. Thompson	31	Chief Accounting Officer
Karl Osterbuhr	51	Vice President Exploration and Business Development

James Russell (J.R.) Reger has served as Chief Executive Officer of Plains Energy Investments, Inc. from December 2009 to April 2010 and served as Chief Executive Officer of Voyager Oil & Gas, Inc. between April 2010 and July 2012. Mr. Reger was born and raised in Billings, Montana and is the fourth generation in a family of oil and gas explorers and developers dating back more than 60 years. From May 2004 to July 2006, Mr. Reger developed leaseholds as a Principal of Reger Oil, LLC based in Billings, Montana. From August 2006 to December 31, 2009, Mr. Reger was the President of South Fork Exploration, LLC, a mineral leasing, acquisition and royalty company in Billings, Montana, with assets in North Dakota, Montana and Wyoming. Mr. Reger holds a B.A. in Finance from Baylor University in Waco, Texas.

Mike Krzus has over 29 years experience managing technical and business areas in upstream oil and natural gas, liquefied natural gas and geothermal. Prior to joining Voyager, Mr. Krzus was the Chief Executive and Operating Officer of Emerald Oil & Gas NL since February 12, 2009 and was its Managing Director since August 13, 2009. Starting as a petroleum engineer with Home Oil in Calgary in 1983, he then proceeded to Woodside Petroleum Ltd (Australia’s largest operating oil company) in 1986 where he held various management and executive positions involving oil and natural gas field development (including a four-year secondment to Shell where he led natural gas and oil field development teams in the Netherlands), exploration and production business development, company business planning and evaluations, joint venture management and technical capability management. Before leaving Woodside Petroleum Ltd in 2007 he was responsible for its sub-surface technical oil and natural gas development capability and technology and its capital gating approval process. Prior to joining Emerald Oil & Gas NL, Mr. Krzus managed a geothermal exploration company that was a subsidiary of Eden Energy. He is a member of the Society of Petroleum Engineers (SPE) and Graduate member of the Australian Institute of Company Directors (AICD). He holds a Diploma in Oil and Gas Technology from the British Columbia Institute of Technology and a BSc in Petroleum Engineering from Tulsa University.

McAndrew Rudisill has 11 years of investment management and investment banking experience in the natural resources sector. Prior to joining Voyager, Mr. Rudisill served as a non-executive director of Emerald Oil & Gas NL and was President and Chairman of Emerald Oil, Inc. Mr. Rudisill was the Managing Partner and founder of Pelagic Capital Advisors LP from 2007 to 2011. Prior to forming Pelagic Capital Advisors LP, Mr. Rudisill was a co- founder and Managing Partner of BrightStream Asset Management which focused on investments in natural resources from 2005 to 2007. Before co-founding BrightStream, Mr. Rudisill was an Analyst and Managing Director at North Sound Capital from 2003 to 2005 where he was responsible for investments in global natural resources. Mr. Rudisill currently serves as the Managing Director of Rico Resources (ASX: RRI) and serves as a trustee of the Tiger Foundation, which is a philanthropic organization focused on serving New York City. Mr. Rudisill’s investment career began at JPMorgan, where he worked as an investment banker.

Daniel L. Spears has been a director since July 2012. Mr. Spears has 16 years of investment management and investment banking experience in the natural resources sector. Mr. Spears is a partner and portfolio manager at Dallas, Texas based Swank Capital, LLC, an energy infrastructure investment management company, and its wholly owned investment manager, Cushing MLP Asset Management, LP. He was an investment banker in the Natural Resources Group at Bank of America Securities LLC for eight years. He also worked in the Global Energy and Power Investment Banking Group at Salomon Smith Barney. Mr. Spears received his B.S. in Economics from the Wharton School of the University of Pennsylvania. Mr. Spears serves on the board of directors of Lonestar Midstream, L.P., a midstream master limited partnership, Post Rock Energy Corporation (PSTR), a NASDAQ listed exploration and production company, and Central Energy, LP (ENGY), a distribution focused master limited partnership trading in the over-the-counter market.

Lyle Berman has been a director since our inception in March 2002 and was Chairman of the Board of the Company from that time until July 26, 2012. Mr. Berman served as our Chief Executive Officer from February 25, 2004 until April 1, 2005. Since January 1999, Mr. Berman has served as the Chairman of the Board and Chief Executive Officer of Lakes Entertainment, Inc. (“Lakes”), a publicly held company that develops and manages Indian-owned casinos. From November 1999 until May 2000, Mr. Berman served as President of Lakes. Mr. Berman currently serves on the Board of PokerTek, Inc., a publicly traded company, and Redstone American Grill. Mr. Berman served as a Director of Black Ridge Oil & Gas, Inc., formerly known as Ante5, Inc., from the time of its spin-off from the Company until November 12, 2010, and served as the Chairman of the Board of Directors of Grand Casinos, Inc. from October 1991 through December 1998. Mr. Berman served as Chief Executive Officer of Rainforest Cafe, Inc. from February 1993 until December 2000. We believe Mr. Berman’s qualifications to sit on our Board include his decades of experience in owning, operating and managing a wide variety of companies both large and small, public and private, in industries as diverse as gaming, television production, restaurants and apparel.

Duke R. Ligon has been a director since July 2012. Mr. Ligon has served as Chairman of PostRock Energy Corporation (PSTR), a NASDAQ listed independent oil and natural gas company, since October 2010 and as Chairman and Director of one of PostRock’s predecessor entities since 2006. He is also a member of PostRock’s Nominating and Governance Committee and Compensation Committee. Mr. Ligon has more than 40 years of legal expertise in corporate securities, litigation, governmental affairs and mergers and acquisitions. He is an attorney and served as senior vice president and general counsel of Devon Energy Corporation (DVN), a NYSE listed independent natural gas and oil exploration and production company, from January 1997 until he retired in February 2007. From 2007 to 2010, Mr. Ligon served as a strategic legal advisor to Love’s Travel Stops & Country Stores, Inc., a privately held chain of fuelling stations and attached convenience stores, and currently is the manager and owner of Mekusukey Oil Company, LLC, a privately held oil and natural gas company. Prior to joining Devon, he practiced law for 12 years and last served as a partner at the law firm of Mayer Brown LLP in New York City. In addition, he was Senior Vice President and Managing Director for Investment Banking at Bankers Trust Co., a privately held commercial bank, in New York City for 10 years. He also serves on the board of directors of Panhandle Oil and Gas, Inc. (PHX), a NYSE listed oil and natural gas company, Chairman of the Board of Blueknight Energy Partners, LP (BKEP), a NASDAQ listed midstream energy business, Chairman of the Board of SteelPath MLP Funds, a privately held mutual fund providing access to the Master Limited Partnership asset class, member of the board of SteelPath Energy Infrastructure Investment Company, an MLP focused investment manager, Chairman of the Board of Security State Bank, member of the board of Heritage Trust Company, member of the board of Vantage Drilling Company, an AMX listed offshore drilling contractor, member of the board of Orion California LP, a privately held oil and natural gas company, and member of the Advisory Committee of LegalShield, a privately held prepaid legal services company (formerly Pre-Paid Legal Services, Inc. where he was a board member and Chairman of the Special Committee that negotiated the recent sale to MidOcean Partners). Mr. Ligon received an undergraduate degree in chemistry from Westminster College and a law degree from the University of Texas School of Law.

Seth Setrakian has been a director since July 2012. Mr. Setrakian has 15 years of investment management experience. Mr. Setrakian currently is a Partner and Co-Head of Domestic Equities of First New York Securities, LLC, a privately held principal trading firm. Prior to First New York, Seth was a Partner of Helios

Partners and Seneca Capital, US based private investment firms. Mr. Setrakian’s career began at Arthur Andersen, where he was an associate in the Corporate Finance group. Mr. Setrakian graduated summa cum laude, with a B.S. in Accounting, from Pennsylvania State University.

Paul Wiesner has over 20 years experience in oil and natural gas finance and accounting. Prior to joining Voyager, Mr. Wiesner was the Chief Financial Officer of Tracker Resource Development II, LLC from 2008 to 2011. From 2005 to 2008, Mr. Wiesner was Chief Financial Officer, Secretary and Treasurer for Storm Cat Energy where he launched private placements from institutional investors and hedge funds, and he identified and analyzed strategic acquisitions and joint ventures. From 2002 to 2005, Mr. Wiesner served as Chief Financial Officer of NRT Colorado, Inc. Mr. Wiesner has held roles in various private companies where he sourced capital from both equity and debt markets, evaluated and tracked investment performance, and participated in the strategic direction of the companies. He has experience in the oil and natural gas, mining and high tech industries. Mr. Wiesner graduated with a Bachelor of Arts degree from Claremont McKenna College and a Master’s of Business Administration degree from MIT Sloan School of Management. In November 2008, while Mr. Wiesner served as an executive officer, entities affiliated with Storm Cat Energy filed for protection under Chapter 11 of the Federal bankruptcy laws in the U.S. Bankruptcy Court for the District of Colorado.

Mitchell R. Thompson has been our Chief Accounting Officer since July 26, 2012, and prior to that time, he served as our Chief Financial Officer since April 16, 2010 and a director from January 7, 2011 to July 26, 2012. Mr. Thompson was Chief Financial Officer of Plains Energy Investments, Inc. from December 1, 2009 until its merger with the company on April 16, 2010. From November 2008 to December 1, 2009, Mr. Thompson was with Anderson ZurMuehlen & Co., P.C. in Billings, Montana where he was an assurance manager. From September 2004 to November 2008, Mr. Thompson held various positions with Grant Thornton LLP in Minneapolis, where he last served as a senior associate. He has been a licensed CPA since 2006 and holds a B.S. and Master’s in Accounting from Montana State University.

Karl Osterbuhr has over 20 years of unique experience in the field that gives him a thorough understanding of all types of field operations. He has particular expertise in geo steering horizontal wells, under balanced drilling in high temperature high pressure environments and managed pressure drilling operations. Mr. Osterbuhr’s exploration experience includes over 17 separate petroleum states and provinces in the US and Canada. His technical expertise includes working with hydrothermal dolomites and other complex carbonate depositional systems, tight gas multi-storied cretaceous sandstones, multi-pay clastic and evaporate sequences as well as unconventional oil and natural gas shales. Prior to joining Voyager, Mr. Osterbuhr was self-employed as a consultant from 2010 to 2012, and in early 2012 he joined Emerald Oil, Inc. Mr. Osterbuhr founded NYSG, LLC in June 2008 with two other private equity partners and put together approximately 35,000 acres in the unconventional Utica shale play of upstate New York . Before founding NYSG, LLC, Mr. Osterbuhr served as Exploration Manager at Delta Petroleum beginning in 2007 where he was responsible for frontier exploration ventures in the Rocky Mountain basins and the onshore Gulf Coast region. He also managed the Austin Chalk Business unit, which at the time was the most profitable business in the company. Mr. Osterbuhr earned his Bachelor of Science in Geology from Kansas State University and is an active member of the American Association of Petroleum Geologists and the Society of Petroleum Engineers.

COMMON STOCK PRICE RANGE AND RELATED SHAREHOLDER MATTERS

Our common stock is listed on the NYSE MKT under the symbol “EOX.” The following table sets forth, for the periods indicated, the range of high and low sales prices.

	Price Range
	High	Low
2012
Third Quarter through September 24, 2012	$1.98	$0.87
Second Quarter	2.62	1.60
First Quarter	3.60	2.43
2011
Fourth Quarter	3.03	1.57
Third Quarter	3.95	2.02
Second Quarter	4.65	2.27
First Quarter	7.54	3.89
2010
Fourth Quarter	5.40	3.07
Third Quarter	4.40	3.35
Second Quarter	4.28	1.16
First Quarter	1.22	0.90

The reported last sales price for our common stock on the NYSE MKT on September 24, 2012 was $0.89 per share. As of September 24, 2012, there were 69,978,637 shares of common stock outstanding, and our outstanding shares of common stock were held by approximately 1,757 shareholder accounts of record.

DIVIDEND POLICY

We have not declared or paid any cash or other dividends on our common stock and do not expect to declare or pay any cash or other dividends to shareholders in the foreseeable future as we intend to use cash flow generated by operations to develop our business. Any future determination to pay dividends will be at the discretion of our Board of Directors and will be dependent upon our financial condition, results of operations, capital requirements, and such other factors as our Board of Directors deems relevant.

UNDERWRITING; CONFLICTS OF INTEREST

We are offering the shares of common stock described in this prospectus supplement through the underwriters named below. Johnson Rice & Company L.L.C. is acting as the representative of the underwriters named below. Subject to the terms and conditions of the underwriting agreement between us and the representative, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement, the number of shares of common stock listed next to its name in the following table:

Name	Number of Shares
Johnson Rice & Company L.L.C.	26,250,000
Canaccord Genuity Inc.	26,250,000
Macquarie Capital (USA) Inc.	26,250,000
Global Hunter Securities, LLC	9,375,000
Burnham Securities Inc.(1)	5,625,000
Total	93,750,000

(1)	KLR Group operates pursuant to an Office of Supervisory Jurisdiction agreement with Burnham Securities Inc.

The underwriting agreement provides that the underwriters’ obligation to purchase our common stock is subject to approval of legal matters by counsel and the satisfaction of the conditions contained in the underwriting agreement. The conditions contained in the underwriting agreement include the conditions that the representations and warranties made by us to the underwriters are true, that there has been no material adverse change to our condition or in the financial markets, and that we deliver to the underwriters customary closing documents. The underwriters are obligated to purchase all of the shares of common stock (other than those covered by the over-allotment option described below) if they purchase any of the shares of common stock.

Option to Purchase Additional Common Shares

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to 14,062,500 additional shares of common stock at the public offering price per share less the underwriting discount and commissions shown on the cover page of this prospectus supplement. The underwriters may exercise this option solely to cover over-allotments, if any, made in connection with this offering.

Underwriting Discount and Commissions and Offering Expenses

The underwriters propose to offer the common stock to the public at the public offering price set forth on the cover of this prospectus supplement. The underwriters may offer the common stock to securities dealers at the price to the public less a concession not in excess of $0.0312 per ordinary share. After the common stock is released for sale to the public, the underwriters may vary the offering price and other selling terms from time to time.

The following table summarizes the compensation to be paid to the underwriters by us:

		Total
	Per Share	No Option Exercise	Full Option Exercise
Public offering price	$0.80	$75,000,000	$86,250,000
Underwriting discounts and commissions to be paid by us	$0.052	$4,875,000	$5,606,250
Proceeds, before expenses, to us	$0.748	$70,125,000	$80,643,750

We estimate our expenses associated with the offering, excluding underwriting discounts and commissions, will be approximately $1.0 million.

Indemnification

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the U.S. federal securities laws, or to contribute to payments that may be required to be made in respect of these liabilities.

Lock-Up Agreements

We and our officers and directors have agreed that, for a period of 120 days from the date of this prospectus supplement, we and they will not, without the prior written consent of the representative (which consent may be withheld at the sole discretion of the representative), directly or indirectly, sell, offer, contract, or grant any option to sell, pledge, transfer, or establish an open “put equivalent position” within the meaning of the Exchange Act or otherwise dispose of or transfer, or announce the offering of, or file any registration statement under the Securities Act in respect of, any shares of our common stock, options, or warrants to acquire shares of our common stock or securities exchangeable or exercisable for or convertible into shares of our common stock. In addition, our officers and directors may not enter into a swap or other derivatives transaction that transfers to another, in whole or in part, the economic benefits or risk of ownership in our common stock, or otherwise dispose of any shares of our common stock, options or warrants or securities exchangeable or exercisable for or convertible into shares of our common stock currently or later owned either of record or beneficially, or publicly announce an intention to do any of the foregoing.

The restrictions above do not apply to (i) our issuance of shares of our common stock or options to purchase shares of our common stock, or shares of our common stock upon exercise of options, pursuant to any stock option, stock bonus, or other stock plan or arrangement described in this prospectus supplement or the accompanying prospectus, or any amendment to or replacement of such plan and (ii) the filing of one or more registration statements on Form S-8 or amendments thereto relating to the issuance of shares of our common stock or the issuance and exercise of options to purchase shares of our common stock granted under our employee benefit plans existing on the date of this prospectus supplement or any amendment to or replacement of such plan. Our officers and directors may transfer shares of our common stock or such other convertible, exercisable or exchangeable securities without the prior written consent of the representative if: (a) the representative receives a signed lock-up agreement for the balance of the 120-day restricted period from each donee, trustee, distributee, or transferee, as the case may be; (b) any such transfer does not involve a disposition for value; (c) such transfers are not publicly reportable under the Securities Act, the Exchange Act, and their related rules and regulations; (d) the transferor does not otherwise voluntarily effect any public filing or report regarding such transfers; and (e) such transfer is (i) a bona fide gift or gifts; (ii) to any trust for the direct or indirect benefit of the transferor or the immediate family of the transferor; or (iii) to the transferor’s affiliates or to any investment fund or other entity controlled or managed by the transferor.

If (A) during the last 17 days of the 120-day period, we issue an earnings release or material news or a material event relating to us occurs or (B) prior to the expiration of the 120-day period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 120-day period, then in each case the 120-day period will be extended until the expiration of the 18-day period beginning on the date of the issuance of the earnings release or the occurrence of the material news or material event, as applicable, except that such extension will not apply under certain circumstances if we certify to the representative that our common stock is an “actively traded security” as defined in Regulation M and that we meet certain other requirements.

Price Stabilization, Short Positions and Penalty Bids; Passive Market Making

The underwriters may engage in over-allotment, stabilizing transactions, syndicate covering transactions, penalty bids, and passive market making in accordance with Regulation M under the Exchange Act. Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Covered short sales are sales made in an amount not greater than the number of shares available for purchase by the underwriters under their over-allotment option. The underwriters may close out a covered short sale by exercising their over-allotment option or purchasing shares in the open market. Naked short sales are sales made in an amount in excess of the number of shares available under the over-allotment option. The underwriters must close out any naked short sale by purchasing shares in the open market. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of shares of common stock in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the shares of common stock originally sold by such syndicate member is purchased in a syndicate covering transaction to cover syndicate short positions. Penalty bids may have the effect of deterring syndicate members from selling to people who have a history of quickly selling their shares. In passive market making, market makers in our common stock who are underwriters or prospective underwriters may, subject to certain limitations, make bids for or purchases of the common stock until the time, if any, at which a stabilizing bid is made. These stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of our common stock to be higher than it would otherwise be in the absence of these transactions. In connection with this offering, the underwriters may engage in passive market making transactions in the shares of common stock in accordance with Rule 103 of Regulation M under the Exchange Act during the period before the commencement of offers or sales of common stock and extending through the completion of distribution. A passive market maker must display its bids at a price not in excess of the highest independent bid of the security. However, if all independent bids are lowered below the passive market maker’s bid that bid must be lowered when specified purchase limits are exceeded.

The underwriters are not required to engage in these activities and may end any of these activities at any time.

Electronic Distribution

This prospectus supplement, the accompanying prospectus and the documents incorporated herein and therein by reference in electronic format may be made available on the websites maintained by one or more of the underwriters. The underwriters may agree to allocate a number of shares of common stock for sale to their online brokerage account holders. The common stock will be allocated to underwriters that may make Internet distributions on the same basis as other allocations. In addition, common stock may be sold by the underwriters to securities dealers who resell common stock to online brokerage account holders.

Other than this prospectus supplement, the accompanying prospectus and the documents incorporated herein and therein by reference in electronic format, information contained in any website maintained by an underwriter is not part of this prospectus supplement, the accompanying prospectus, the documents incorporated herein and therein by reference or registration statement of which the prospectus supplement forms a part, has not been endorsed by us and should not be relied on by investors in deciding whether to purchase common stock. The underwriters are not responsible for information contained in websites that they do not maintain.

Conflicts of Interest

Certain of the underwriters or their affiliates currently are owed balances under our credit facility. As described under “Use of Proceeds,” we intend to use a portion of the net proceeds from this offering to repay outstanding indebtedness under our credit facility. Because affiliates of Macquarie Capital (USA) Inc. will receive, in the aggregate, more than 5% of the net proceeds from this offering as a result of the repayment of such indebtedness, this offering is being made in compliance with FINRA Rule 5121. FINRA Rule 5121 requires that a “qualified independent underwriter” participate in the preparation of this prospectus supplement and exercise the usual standards of due diligence with respect thereto. Global Hunter Securities, LLC has assumed the responsibilities of acting as the qualified independent underwriter in this offering. No underwriter having a conflict of interest under FINRA Rule 5121 will confirm sales to any account over which the underwriter exercises discretionary authority without the specific written approval of the accountholder.

Relationship with the Underwriters

From time to time, certain of the underwriters and their respective affiliates have provided, and may continue to provide, investment banking services to us in the ordinary course of their businesses, and have received, and may continue to receive, compensation for such services. In addition, affiliates of Macquarie Capital (USA) Inc. are lenders under our credit agreement.

Notice to Investors

Notice to prospective investors in the European Economic Area

In relation to each Member State of the European Economic Area, or EEA, which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from, and including, the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), an offer to the public of our securities which are the subject of the offering contemplated by this prospectus may not be made in that Relevant Member State, except that, with effect from, and including, the Relevant Implementation Date, an offer to the public in that Relevant Member State of our securities may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

•	to legal entities which are authorized or regulated to operate in the financial markets, or, if not so authorized or regulated, whose corporate purpose is solely to invest in our securities;
•	to any legal entity which has two or more of: (i) an average of at least 250 employees during the last (or, in Sweden, the last two) financial year(s); (ii) a total balance sheet of more than €43,000,000 and (iii) an annual net turnover of more than €50,000,000, as shown in its last (or, in Sweden, the last two) annual or consolidated accounts;
•	to fewer than 100 natural or legal persons or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representative for any such offer; or
•	in any other circumstances falling within Article 3(2) of the Prospectus Directive provided that no such offer of our securities shall result in a requirement for the publication by us or any underwriter or agent of a prospectus pursuant to Article 3 of the Prospectus Directive.

As used above, the expression “offered to the public” in relation to any of our securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and our securities to be offered so as to enable an investor to decide to purchase or subscribe for our securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in each Relevant Member State; and the expression “2010 PD Amending Directive” means Directive 2010/73/EU. The EEA selling restriction is in addition to any other selling restrictions set out in this prospectus.

Notice to prospective investors in the United Kingdom

This prospectus is only being distributed to and is only directed at: (i) persons who are outside the United Kingdom; (ii) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”); or (iii) high net worth companies, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons falling within (i)-(iii) together being referred to as “relevant persons”). The shares are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such shares will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this prospectus or any of its contents.

Notice to prospective investors in Switzerland

The prospectus does not constitute an issue prospectus pursuant to Article 652a or Article 1156 of the Swiss Code of Obligations (“CO”) and the shares will not be listed on the SIX Swiss Exchange. Therefore, the prospectus may not comply with the disclosure standards of the CO and/or the listing rules (including any prospectus schemes) of the SIX Swiss Exchange. Accordingly, the shares may not be offered to the public in or from Switzerland, but only to a selected and limited circle of investors, which do not subscribe to the shares with a view to distribution.

Notice to prospective investors in the Netherlands

Our common stock may not be offered or sold, directly or indirectly, in the Netherlands, other than to qualified investors (gekwalificeerde beleggers) within the meaning of Article 1:1 of the Dutch Financial Supervision Act (Wet op het financieel toezicht).

LEGAL MATTERS

Certain legal matters with respect to the securities offered hereby will be passed upon for us by Mayer Brown LLP, Houston, Texas, and Moulton Bellingham PC, Billings, Montana. Certain legal matters with respect to this offering will be passed upon for the underwriters by Porter Hedges LLP, Houston, Texas.

EXPERTS

The financial statements of Voyager Oil & Gas, Inc. as of December 31, 2011 and for the year then ended and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2011 and the financial statements of Emerald Oil, Inc. incorporated by reference in this prospectus supplement have been so incorporated in reliance on the reports of BDO USA, LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated balance sheet as of December 31, 2010, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the years ended December 31, 2010 and 2009, which appear in the Annual Report on Form 10-K for the year ended December 31, 2011, have been so incorporated in reliance on the report of Mantyla McReynolds LLC, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The information relating to our oil and natural gas reserves, as of June 30, 2012 and December 31, 2011, incorporated into this prospectus supplement by reference, including all statistics and data, was derived from audit letters dated September 10, 2012 and March 8, 2012, respectively, evaluating our oil and natural gas properties, prepared by Netherland, Sewell & Associates, Inc., our independent petroleum engineer, in reliance on the authority of such firm as experts in the oil and gas industry.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports and other information with the SEC under the Exchange Act. Such reports and other information can be inspected and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of these documents at prescribed rates from the Public Reference Section of the SEC at its Washington, D.C. address. Please call the SEC at 1-800-SEC-0330 for further information. Our filings are also available to the public at the SEC’s website at www.sec.gov. In addition, documents filed by us can be inspected at the offices of the NYSE MKT, 20 Broad Street, New York, New York 10002. We maintain a website at www.emeraldoil.com. On the Investors page of that site, we provide access to our SEC filings free of charge as soon as reasonably practicable after filing with the SEC. The information on our website is not incorporated in this prospectus supplement or the accompanying prospectus by reference and you should not consider it a part of this prospectus supplement or the accompanying prospectus.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus supplement and the accompanying prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under section 13(a), 13(c), 14 or 15(d) of the Exchange Act until this offering is completed (other than information furnished under Items 2.02 or 7.01 of any Form 8-K, which is not deemed filed under the Exchange Act):

•	our annual report on Form 10-K for the fiscal year ended December 31, 2011, as filed with the SEC on March 13, 2012;
•	our quarterly reports on Form 10-Q for the fiscal quarter ended March 31, 2012, as filed with the SEC on May 8, 2012, and for the fiscal quarter ended June 30, 2012, as filed with the SEC on August 6, 2012, as amended on Form 10-Q/A, as filed with the SEC on August 22, 2012; and
•	our current reports on Form 8-K and 8-K/A, as filed with the SEC on February 15, 2012, March 21, 2012, April 5, 2012, May 31, 2012, July 10, 2012, July 31, 2012, August 8, 2012, September 6, 2012 and September 10, 2012.

We will provide to each person, including any beneficial owner, to whom a prospectus supplement is delivered, without charge upon written or oral request, a copy of this prospectus supplement and the accompanying base prospectus and any or all of the documents that are incorporated by reference into this prospectus supplement, other than exhibits which are specifically incorporated by reference into such documents. Requests should be directed to the Secretary at Emerald Oil, Inc., 1600 Broadway, Suite 1040, Denver, Colorado 80202 or by calling us at (303) 323-0008.

PROSPECTUS

VOYAGER OIL & GAS, INC.

$100,000,000

Common Stock
Preferred Stock
Debt Securities
Warrants
Units

We may offer and sell from time to time up to an aggregate of $100,000,000 of the following securities:

•	shares of common stock;
•	shares of preferred stock, in one or more series, which may be convertible into or exchangeable for debt securities or common stock;
•	senior debt securities, which may be convertible into or exchangeable for common stock or preferred stock;
•	subordinated debt securities, which may be convertible into or exchangeable for common stock or preferred stock;
•	warrants to purchase common stock, preferred stock, and debt securities; and
•	units consisting of one or more debt securities, shares of common stock or preferred stock, warrants or any combination of such securities.

Our senior debt securities, subordinated debt securities, common stock, preferred stock, warrants and units may be offered separately or together, in multiple series, in amounts, at prices and on terms that will be set forth in one or more prospectus supplements to this prospectus. For general information about the distribution of securities, please see “Plan of Distribution” in this prospectus.

This prospectus provides you with a general description of the securities we may offer and the general manner in which we will offer the securities. Each time we sell securities pursuant to this prospectus, we will provide a supplement to this prospectus that contains specific information about the securities we actually offer, including the offering prices. The prospectus supplement will also describe the specific manner in which we offer the securities. You should carefully read this prospectus and the applicable prospectus supplement and any document we incorporate by reference into this prospectus and any accompanying prospectus supplement. This prospectus may not be used to sell securities unless it is accompanied by a prospectus supplement that describes those securities.

We may sell these securities to or through underwriters, to other purchasers, through agents, or through a combination of these methods. The names of any underwriters will be stated in the applicable prospectus supplement.

Our common stock is quoted on the NYSE Amex under the symbol “VOG.” On May 15, 2012, the last reported sale price of our common stock on the NYSE Amex was $2.00.

Investing in our securities involves risk. See “Risk Factors” beginning on page 4 of this prospectus, as well as those contained or referenced in the applicable prospectus supplement and in our periodic reports and other information filed with the Securities and Exchange Commission, for a description of the various risks you should consider in evaluating an investment in our securities.

Our principal offices are located at 2718 Montana Avenue, Suite 220, Billings, Montana 59101, and telephone number is (406) 245-4901.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 6, 2012.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process or continuous registration process. Under this shelf registration process, we may from time to time in one or more offerings sell debt securities, common stock, preferred stock, warrants to purchase debt securities, common stock or preferred stock, or units comprised of one or more of the other securities, in one or more offerings up to a total dollar amount of $100,000,000.

We have provided to you in this prospectus a general description of the securities we may offer. Each time we sell securities, we will, to the extent required by law, provide one or more supplements to this prospectus that will contain specific information about the terms of the offering. We may also add, update or change in any accompanying prospectus supplement or any related free writing prospectus we may authorize to be delivered to you any of the information contained in this prospectus. To the extent there is a conflict between the information contained in this prospectus and the prospectus supplement or any related free writing prospectus, you should rely on the information in the prospectus supplement or the related free writing prospectus, provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date — for example, a document incorporated by reference in this prospectus or any prospectus supplement or any related free writing prospectus — the statement in the document having the later date modifies or supersedes the earlier statement.

The information contained in this prospectus, and the documents incorporated by reference herein, are accurate only as of the date such information is presented. You should not assume that the information contained in this prospectus and the accompanying prospectus supplement, if any, is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference (as our business, financial condition, results of operations and prospects may have changed since that date), even though this prospectus and any accompanying prospectus supplement is delivered or securities are sold on a later date.

As permitted by the rules and regulations of the SEC, the registration statement, of which this prospectus forms a part, includes additional information not contained in this prospectus. You may read the registration statement and the other reports we file with the SEC at the SEC’s web site or at the SEC’s offices described below under the heading “Where You Can Find Additional Information.”

The distribution of this prospectus may be restricted by law in certain jurisdictions. You should inform yourself about and observe any of these restrictions. This prospectus does not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which the offer or solicitation is not authorized, or in which the person making the offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make the offer or solicitation.

Unless the context indicates otherwise, all references in this prospectus to “Voyager,” “we,” “our,” “us,” or “the company” refer to Voyager Oil & Gas, Inc. unless otherwise indicated or the context otherwise requires.

You should rely only on the information contained or incorporated by reference in this prospectus or the documents to which we have referred you or information that is contained in any prospectus supplement or free writing prospectus we may authorize to be delivered to you. We have not authorized anyone to provide you with information that is different from such information. If anyone provides you with additional, different or inconsistent information, you should not rely on it. We have not authorized anyone to provide you with different information. The information contained in this prospectus is accurate only as of the date of each document regardless of the time of delivery of this prospectus or any sale of these securities. In case there are any differences or inconsistencies between this prospectus and the information incorporated by reference, you should rely on the information in the document with the latest date.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS

This registration statement includes assumptions, expectations, projections, intentions or beliefs about future events. These statements are intended as “forward-looking statements” under the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”), and are subject to risks and uncertainties.

All statements other than statements of historical facts included in this registration statement regarding our financial position, business strategy, plans and objectives of management for future operations, industry conditions, and indebtedness covenant compliance are forward-looking statements. When used in this report, forward-looking statements are generally accompanied by terms or phrases such as “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “target,” “plan,” “budget,” “intend,” “seek,” “goal,” “will,” “should,” “may” or other words and similar expressions that convey the uncertainty of future events or outcomes. Items contemplating or making assumptions about, actual or potential future sales, market size, collaborations, and trends or operating results also constitute such forward-looking statements.

Forward-looking statements involve inherent risks and uncertainties, and important factors (many of which are beyond our company’s control) that could cause actual results to differ materially from those set forth in the forward-looking statements, including the following: general economic or industry conditions, nationally and/or in the communities in which our company conducts business, changes in the interest rate environment, legislation or regulatory requirements, conditions of the securities markets, our ability to raise capital, changes in accounting principles, policies or guidelines, financial or political instability, acts of war or terrorism, other economic, competitive, governmental, regulatory and technical factors affecting our company’s operations, products, services and prices.

We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. Accordingly, results actually achieved may differ materially from expected results in these statements. Forward-looking statements speak only as of the date they are made. We do not undertake, and specifically disclaim, any obligation to update any forward-looking statements to reflect events or circumstances occurring after the date of such statements.

Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this registration statement. We assume no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this registration statement, other than as may be required by applicable law or regulation. Readers are urged to carefully review and consider the various disclosures made by us in our reports filed with the SEC which attempt to advise interested parties of the risks and factors that may affect our business, financial condition, results of operation and cash flows. If one or more of these risks or uncertainties materialize, or if the underlying assumptions prove incorrect, our actual results may vary materially from those expected or projected.

Additional factors that could cause actual results to vary from expected results are discussed in the “Risk Factors” section, beginning on page 4 of this prospectus, and any supplement to this prospectus and in our annual report on Form 10-K.

ABOUT THE COMPANY

We were formed for the purpose of providing capital investments for acreage acquisitions and non-operated working interests in existing or planned hydrocarbon production, primarily focusing on acquiring working interests in scalable, repeatable oil and natural gas plays where established oil and natural gas companies have operations.

On April 16, 2010, Voyager (formerly known as ante4, Inc., a Delaware corporation), Plains Energy Acquisition, Inc. (“Acquisition Sub”) and Plains Energy Investments, Inc. (the “Target Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which Acquisition Sub merged with and into the Target Company, with the Target Company remaining as the surviving corporation and a wholly owned subsidiary of the company, and Acquisition Sub was subsequently dissolved. Following the merger, the company changed its name from ante4, Inc. to Voyager Oil & Gas, Inc. As part of the merger, ante4, Inc. transferred all assets to the company other than specific assets that were primarily related to ante4, Inc.’s prior unrelated entertainment and consumer products business, which were spun off to ante4, Inc.’s pre-merger stockholders. Effective May 31, 2011, the company reincorporated from Delaware to Montana.

Our business currently focuses on oil and natural gas properties primarily located in Montana and North Dakota and, to a lesser extent, Colorado and Wyoming. We do not intend to limit our focus to any single geographic area because we want to remain flexible and intend to pursue the best opportunities available to us. Our required capital commitments may grow if the opportunity presents itself and depending upon the results of initial testing of wells and development activities.

Our primary focus is to acquire high value leasehold interests specifically targeting shale resource prospects in the continental United States. Because of our size and maneuverability, we are able to deploy our land acquisition personnel into specific areas based on the latest industry information. We generate revenue by and through the conversion of our leasehold into non-operated working interests in multiple wells primarily located in the Bakken and Three Forks oil shale. We believe our drilling participation, primarily on a heads-up, or pro rata, basis proportionate to our working interest, will allow us to deliver high value with low cost.

We are also currently engaged in a top-leasing program in targeted areas of the Williston Basin. A top-lease is a lease acquired prior to and commencing immediately upon the expiration of the current lease. We believe this approach allows us to access the most prolific areas of the Bakken and Three Forks oilfields. Existing lease terms vary significantly once an area initially becomes productive. We continue to see this approach met with success, as the delineation of the Williston Basin continues to evolve given the rapidly expanding nature of the productive area of the play.

We explore, develop and produce oil and natural gas through a non-operated business model. We participate in the drilling process through the inclusion of our acreage within operators’ drilling units. As a non-operator, we rely on our operating partners to propose, permit and engage in the drilling process. Before a well is spud, the operator is required to provide all oil and natural gas interest owners in the designated well unit the opportunity to participate in the drilling costs and revenues of the well on a pro-rata basis. After the well is completed, our operating partners also transport, market and account for all production. It is our policy and goal to engage and participate on a heads-up, or pro rata, basis in substantially all, if not all, proposed wells. This model provides us with diversification across operators and geologic areas. It also allows us to continue to add production at a low marginal cost and maintain general and administrative costs at minimal levels.

A detailed discussion of our business is included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, which is incorporated herein by reference. See “Incorporation by Reference.”

RISK FACTORS

An investment in our securities involves risks. Before you invest in our securities, you should carefully consider the specific risk factors included in our most recent Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q and those that may be set forth in the applicable prospectus supplement, together with all of the other information included in this prospectus, any prospectus supplement and the other documents we incorporate by reference. If any of these risks were to materialize, our business, results of operations, cash flows and financial condition could be materially adversely affected. In that case, our ability to pay interest on, or the principal of, any debt securities, may be reduced, the trading price of our securities could decline and you could lose all or a part of your investment. For more information, see “Where You Can Find More Information.”

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the periods shown. You should read these ratios of earnings to fixed charges in connection with our consolidated financial statements, including the notes to the financial statements, incorporated by reference into this prospectus.

	From Inception on April 18, 2008 Through December 31, 2008	2009	2010	2011	For Three Months Ended March 31, 2012
Ratio of earnings to fixed charges	N/A	N/A	—	0.34	0.51

For the purposes of determining the ratio of earnings to fixed charges, earnings are defined as net income before income taxes, amortization of capitalized interest, rent expense, and interest expense. Fixed charges consist of interest incurred (expensed and capitalized) and rent expense. From our inception in 2008 and during 2009, we did not have any fixed charges. Earnings were insufficient to cover fixed charges by $4.2 million and $1.3 million for the years ended December 31, 2010 and 2011, respectively, and by $0.3 million for the three months ended March 31, 2012.

USE OF PROCEEDS

Except as described in any prospectus supplement, we currently intend to use the net proceeds from the sale of securities by us in order to refinance, in whole or in part, existing indebtedness; finance, in whole or in part, the costs of acquisitions; finance capital expenditures; and/or general corporate purposes. Until we apply the proceeds from a sale of securities to their intended purposes, we may invest the proceeds in short-term investments. The specific allocations of the proceeds we receive from the sale of our securities will be described in the applicable prospectus supplement.

PLAN OF DISTRIBUTION

We may sell the securities to or through underwriters or dealers, through agents, directly to one or more purchasers, or through a combination of any such methods of sale. The accompanying prospectus or prospectus supplement will describe the terms of the offering of the securities, including:

•	the name or names of any underwriters;
•	the purchase price of securities being offered and the proceeds we will receive from the sale;
•	any over-allotment options pursuant to which underwriters may purchase additional securities from us;
•	any agency fees or underwriting discounts and other items constituting agents’ or underwriters’ compensation; and
•	any discounts or concessions allowed or reallowed or paid to dealers.

Unless otherwise set forth in an applicable prospectus supplement, if underwriters or dealers are used in the sale, the securities will be acquired for their own account and may be resold from time to time in one or more transactions in accordance with the rules of the NYSE Amex or any other stock exchange on which our securities may be listed or quoted at the time of sale:

•	at a fixed price or prices that may be changed;
•	at market prices prevailing at the time of sale;
•	at prices related to such prevailing market prices; or
•	at negotiated prices.

If underwriters are used in the sale, they will acquire the securities for their own account and may resell the securities from time to time in one or more transactions at a fixed public offering price or at varying prices determined at the time of the sale. The obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. We may offer the securities to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Subject to certain conditions, the underwriters will be obligated to purchase all the securities offered by the prospectus or prospectus supplement. We may change from time to time the public offering price and any discounts or concessions allowed or reallowed or paid to dealers. We may use underwriters with whom we or they have a material relationship. We will describe such relationships in the prospectus supplement naming the underwriter and the nature of any such relationship.

We may sell securities directly or through agents we designate from time to time. We will name any agent involved in the offering and sale of the securities, and we will describe any commissions we will pay the agent in the prospectus supplement. Unless the prospectus or prospectus supplement states otherwise, the agent will act on a best efforts basis for the period of its appointment.

We may provide agents and underwriters with indemnification against civil liabilities related to this offering, including liabilities under the Securities Act, or contribution with respect to payments that the agents or underwriters may make with respect to these liabilities. Agents and underwriters may engage in transactions with, or perform services for, us in the ordinary course of business.

Rules of the SEC may limit the ability of any underwriters to bid for or purchase securities before the distribution of the securities is completed. However, underwriters may engage in the following activities in accordance with the rules:

Stabilizing transactions.  Underwriters may make bids or purchases for the purpose of pegging, fixing or maintaining the price of the securities, so long as stabilizing bids do not exceed a specified maximum.

Over-allotments and syndicate covering transactions.  Underwriters may sell more securities than the number that they have committed to purchase in any underwritten offering. This over-allotment creates a short position for the underwriters. This short position may involve either “covered” short sales or “naked” short sales. Covered short sales are short sales made in an amount not greater than the underwriters’ over-allotment option to purchase additional securities in any underwritten offering. The underwriters may close out any covered short position either by exercising their over-allotment option or by purchasing securities in the open market. To determine how they will close the covered short position, the underwriters will consider, among other things, the price of securities available for purchase in the open market, as compared to the price at which they may purchase securities through the over-allotment option. Naked short sales are short sales in excess of the over-allotment option. The underwriters must close out any naked position by purchasing securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that, in the open market after pricing, there may be downward pressure on the price of the securities that could adversely affect investors who purchase securities in the offering.

Penalty bids.  If underwriters purchase securities in the open market in a stabilizing transaction or syndicate covering transaction, they may reclaim a selling concession from other underwriters and selling group members who sold those securities as part of the offering.

Similar to other purchase transactions, an underwriter’s purchases to cover the syndicate short sales or to stabilize the market price of our securities may have the effect of raising or maintaining the market price of our securities or preventing or mitigating a decline in the market price of our securities. As a result, the price of the securities may be higher than the price that might otherwise exist in the open market. The imposition of a penalty bid might also have an effect on the price of securities if it discourages resales of the securities.

If commenced, the underwriters may discontinue any of the activities at any time.

Any underwriters who are qualified market makers on the NYSE Amex may engage in passive market making transactions in the securities on the NYSE Amex in accordance with Rule 103 of Regulation M, during the business day prior to the pricing of the offering, before the commencement of offers or sales of the securities. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker’s bid, however, the passive market maker’s bid must then be lowered when certain purchase limits are exceeded.

In compliance with guidelines of the Financial Industry Regulatory Authority, or FINRA, the maximum consideration or discount to be received by any FINRA member or independent broker dealer may not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus and any applicable prospectus supplement.

THE SECURITIES WE MAY OFFER

The descriptions of the securities contained in this prospectus, together with any applicable prospectus or prospectus supplements, summarize all the material terms and provisions of the various types of securities that we may offer. We will describe in the applicable prospectus or prospectus supplement the particular terms of the securities offered by that prospectus or prospectus supplement. If we indicate in the applicable prospectus or prospectus supplement, the terms of the securities may differ from the terms we have summarized below. We will also include in the prospectus or prospectus supplement information, where applicable, about material United States federal income tax considerations relating to the securities, and the securities exchange, if any, on which the securities will be listed.

We may sell from time to time, in one or more offerings:

•	shares of common stock;
•	shares of preferred stock, in one or more series, which may be convertible into or exchangeable for debt securities or common stock;
•	senior debt securities, which may be convertible into or exchangeable for common stock or preferred stock;
•	subordinated debt securities, which may be convertible into or exchangeable for common stock or preferred stock;
•	warrants to purchase common stock, preferred stock, and debt securities; and
•	units consisting of one or more debt securities, shares of common stock or preferred stock, warrants or any combination of such securities.

In this prospectus, we refer to the common stock, preferred stock, debt securities, warrants and units collectively as “securities.”

DESCRIPTION OF CAPITAL STOCK

The following is a summary description of the rights of our common stock and preferred stock and related provisions of our articles of incorporation and our bylaws. The following description of our capital stock is intended as a summary only and is qualified in its entirety by reference to our articles of incorporation and our bylaws, which are filed as exhibits to the registration statement, of which this prospectus forms a part, and to the applicable provisions of Montana law.

Common Stock

Our articles of incorporation authorizes 200,000,000 shares of common stock, par value $0.001 per share. As of May 11, 2012, we had 58,448,431 shares of common stock outstanding. Each share of our common stock entitles its holder to one vote on all matters to be voted on by the stockholders. Except for the election of directors, which is determined by a plurality vote, and unless otherwise required by Montana law, all matters to be voted on by stockholders must be approved by a majority of the votes entitled to be cast by the holders of our common stock present in person or represented by proxy, voting as a single class. Except as otherwise provided by law or in our articles of incorporation, and subject to any voting rights granted to holders of any then outstanding preferred stock and the powers of our board of directors to amend our bylaws, amendments to our articles of incorporation and our bylaws must be approved by a majority of the votes entitled to be cast by the holders of our common stock, voting as a single class. Holders of our common stock are entitled to cumulate their votes in the election of directors. Each of our directors will be elected annually by our stockholders voting as a single class. Holders of our common stock are not entitled to preemptive rights, and our common stock is not subject to redemption or conversion. There are no redemption or sinking fund provisions applicable to our common stock. Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of our common stock are entitled to receive dividends out of assets legally available at the time if, as and when declared by our board of directors. Upon the liquidation, dissolution or winding-up of the company, the holders of our common stock are entitled to share in all assets remaining after payment of all our debts and other liabilities and the liquidation preferences of any then outstanding preferred stock. All shares of our common stock currently outstanding are fully paid and non-assessable.

Preferred Stock

Our articles of incorporation authorizes 200,000 shares of preferred stock, par value $0.001 per share. As of May 11, 2012, we had no shares of preferred stock outstanding. Our board of directors has the authority, without action by our stockholders, to designate and issue our preferred stock in one or more series and to designate the rights, preferences and privileges of each series, which may be greater than the rights of our common stock. It is not possible to state the actual effect of the issuance of any shares of our preferred stock upon the rights of holders of our common stock until our board of directors determines the specific rights of the holders of our preferred stock. However, the effects might include, among other things, restricting dividends on our common stock, diluting the voting power of our common stock, impairing the liquidation rights of our common stock, or delaying or preventing a change in control of the company without further action by our stockholders.

Anti-Takeover Provisions of our Articles of Incorporation and Bylaws

The provisions of Montana law and our articles of incorporation and bylaws we summarize below may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in his or her best interest, including those attempts that might result in a premium over the market price for the common stock.

Written Consent of Stockholders.  Our bylaws provide that any action required or permitted to be taken by our stockholders may be taken at a duly called meeting of stockholders or by the written consent of 100% of the outstanding voting power.

Special Meetings of Stockholders.  Our bylaws provide that special meetings of the stockholders may be called by our board of directors or at the written demand of 10% of the shares outstanding and entitled to vote.

Advance Notice Procedure for Shareholder Proposals.  Our bylaws establish an advance notice procedure for the nomination of candidates for election as directors as well as for stockholder proposals to be considered at annual meetings of stockholders. These procedures may operate to limit the ability of stockholders to bring business before a stockholders’ meeting, including with respect to the nomination of directors or considering any transaction that could result in a change of control.

Limitation of Liability of Directors.  Our articles of incorporation provides that no director shall be personally liable to the company or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted under Montana law. The effect of these provisions is to eliminate ours and our stockholders’ rights, through derivative suits on our behalf, to recover monetary damages against a director for a breach of fiduciary duty as a director.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Wells Fargo Shareowner Services.

Market Information

Our common stock is listed on the NYSE Amex under the symbol “VOG.”

DESCRIPTION OF DEBT SECURITIES

Any debt securities that we offer under a prospectus supplement will be direct, unsecured general obligations. The debt securities will be either senior debt securities or subordinated debt securities. The debt securities will be issued under one or more separate indentures between us and a trustee. Senior debt securities will be issued under a senior indenture and subordinated debt securities will be issued under a subordinated indenture. Together, the senior indentures and the subordinated indentures are called “indentures.” The indentures will be supplemented by supplemental indentures, the material provisions of which will be described in a prospectus supplement.

We have summarized some of the material provisions of the indentures below. This summary does not restate those agreements in their entirety. Our forms of senior indenture and subordinated indenture have been filed as exhibits to the registration statement of which this prospectus is a part. We urge you to read each of the indentures because each one, and not this description, defines the rights of holders of debt securities.

Capitalized terms defined in the indentures have the same meanings when used in this prospectus.

General

The debt securities issued under the indentures will be our direct, unsecured general obligations. The senior debt securities will rank equally with all of our other senior and unsubordinated debt. The subordinated debt securities will have a junior position to all of our senior debt.

The following description sets forth the general terms and provisions that could apply to debt securities that we may offer to sell. A prospectus supplement relating to any series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following, among others:

•	the title and type of the debt securities;
•	the total principal amount of the debt securities;
•	the percentage of the principal amount at which the debt securities will be issued and any payments due if the maturity of the debt securities is accelerated;
•	the dates on which the principal of the debt securities will be payable;
•	the interest rate which the debt securities will bear and the interest payment dates for the debt securities;
•	any conversion or exchange features;
•	any optional redemption periods;
•	any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem some or all of the debt securities;
•	any provisions granting special rights to holders when a specified event occurs;
•	any changes to or additional events of default or covenants;
•	any special tax implications of the debt securities, including provisions for original issue discount securities, if offered; and
•	any other terms of the debt securities.

Neither of the indentures will limit the amount of debt securities that may be issued. Each indenture will allow debt securities to be issued up to the principal amount that may be authorized by us and may be in any currency or currency unit designated by us.

Debt securities of a series may be issued in registered or global form.

Covenants

Under the indentures, we:

•	will pay the principal of, and interest and any premium on, the debt securities when due;
•	will maintain a place of payment;
•	will deliver a certificate to the trustee each fiscal year reviewing our compliance with our obligations under the indentures;
•	will preserve our corporate existence; and
•	will segregate or deposit with any paying agent sufficient funds for the payment of any principal, interest or premium on or before the due date of such payment.

Mergers and Sale of Assets

Each of the indentures will provide that we may not consolidate with or merge into any other Person or sell, convey, transfer or lease all or substantially all of our properties and assets (on a consolidated basis) to another Person, unless:

•	the Person formed by or surviving any such conversion, consolidation, amalgamation or merger (if other than us) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all of our obligations under such indenture and the debt securities governed thereby pursuant to agreements reasonably satisfactory to the trustee, which may include a supplemental indenture;
•	we or the successor will not immediately be in default under such indenture; and
•	we deliver an officer’s certificate and opinion of counsel to the trustee stating that such consolidation, amalgamation, merger, conveyance, sale, transfer or lease and any supplemental indenture comply with such indenture and that all conditions precedent set forth in such indenture have been complied with.

Upon the assumption of our obligations under each indenture by a successor, we will be discharged from all obligations under such indenture.

As used in the indenture and in this description, the word “Person” means any individual, corporation, company, limited liability company, partnership, limited partnership, joint venture, association, joint-stock company, trust, other entity, unincorporated organization or government or any agency or political subdivision thereof.

Events of Default

“Event of default,” when used in the indentures with respect to debt securities of any series, will mean any of the following:

(1)  default in the payment of any interest upon any debt security of that series when it becomes due and payable, and continuance of such default for a period of 30 days;

(2)  default in the payment of the principal of (or premium, if any, on) any debt security of that series at its maturity;

(3)  default in the performance, or breach, of any covenant set forth in Article Ten of the applicable indenture (other than a covenant a default in the performance of which or the breach of which is elsewhere specifically dealt with as an event of default or which has expressly been included in such indenture solely for the benefit of one or more series of debt securities other than that series), and continuance of such default or breach for a period of 60 days after there has been given, by registered or certified mail, to us by the trustee or to us and the trustee by the holders of at least 25% in principal amount of the then-outstanding debt securities of that series a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” thereunder;

(4)  default in the performance, or breach, of any covenant in the applicable indenture (other than a covenant set forth in Article Ten of such indenture or any other covenant a default in the performance of which or the breach of which is elsewhere specifically dealt with as an event of default or which has expressly been included in such indenture solely for the benefit of one or more series of debt securities other than that series), and continuance of such default or breach for a period of 120 days after there has been given, by registered or certified mail, to us by the trustee or to us and the trustee by the holders of at least 25% in principal amount of the then-outstanding debt securities of that series a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” thereunder;

(5)  we, pursuant to or within the meaning of any bankruptcy law, (i) commence a voluntary case, (ii) consent to the entry of any order for relief against us in an involuntary case, (iii) consent to the appointment of a custodian of us or for all or substantially all of our property, or (iv) make a general assignment for the benefit of our creditors;

(6)  a court of competent jurisdiction enters an order or decree under any bankruptcy law that (i) is for relief against us in an involuntary case, (ii) appoints a custodian of us or for all or substantially all of our property, or (iii) orders the liquidation of us, and the order or decree remains unstayed and in effect for 60 consecutive days;

(7)  default in the deposit of any sinking fund payment when due; or

(8)  any other event of default provided with respect to debt securities of that series in accordance with provisions of the indenture related to the issuance of such debt securities.

An event of default for a particular series of debt securities does not necessarily constitute an event of default for any other series of debt securities issued under an indenture. The trustee may withhold notice to the holders of debt securities of any default (except in the payment of principal, interest or any premium) if it considers the withholding of notice to be in the interests of the holders.

If an event of default for any series of debt securities occurs and continues, the trustee or the holders of 25% in aggregate principal amount of the debt securities of the series may declare the entire principal of all of the debt securities of that series to be due and payable immediately. If this happens, subject to certain conditions, the holders of a majority of the aggregate principal amount of the debt securities of that series can void the declaration.

Other than its duties in case of a default, a trustee is not obligated to exercise any of its rights or powers under any indenture at the request, order or direction of any holders, unless the holders offer the trustee reasonable indemnity. If they provide this reasonable indemnification, the holders of a majority in principal amount outstanding of any series of debt securities may direct the time, method and place of conducting any proceeding or any remedy available to the trustee, or exercising any power conferred upon the trustee, for any series of debt securities.

Amendments and Waivers

Subject to certain exceptions, the indentures, the debt securities issued thereunder or any subsidiary guarantees may be amended or supplemented with the consent of the holders of a majority in aggregate principal amount of the then-outstanding debt securities of each series affected by such amendment or supplemental indenture, with each such series voting as a separate class (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, debt securities) and, subject to certain exceptions, any past default or compliance with any provisions may be waived with respect to each series of debt securities with the consent of the holders of a majority in principal amount of the then-outstanding debt securities of such series voting as a separate class (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, debt securities).

Without the consent of each holder of the outstanding debt securities affected, an amendment, supplement or waiver may not, among other things:

(1)  change the stated maturity of the principal of, or any installment of principal of or interest on, any debt security, reduce the principal amount thereof or the rate of interest thereon or any premium payable upon the redemption thereof, reduce the amount of the principal of an original issue discount security that would be due and payable upon a declaration of acceleration of the maturity thereof pursuant to the applicable indenture, change the coin or currency in which any debt security or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the stated maturity thereof (or, in the case of redemption, on or after the redemption date therefor);

(2)  reduce the percentage in principal amount of the then-outstanding debt securities of any series, the consent of the holders of which is required for any such amendment or supplemental indenture, or the consent of the holders of which is required for any waiver of compliance with certain provisions of the applicable indenture or certain defaults thereunder and their consequences provided for in the applicable indenture;

(3)  modify any of the provisions set forth in (i) the provisions of the applicable indenture related to the holder’s unconditional right to receive principal, premium, if any, and interest on the debt securities or (ii) the provisions of the applicable indenture related to the waiver of past defaults under such indenture;

(4)  waive a redemption payment with respect to any debt security; provided, however, that any purchase or repurchase of debt securities shall not be deemed a redemption of the debt securities;

(5)  release any guarantor from any of its obligations under its guarantee or the applicable indenture, except in accordance with the terms of such indenture (as amended or supplemented); or

(6)  make any change in the foregoing amendment and waiver provisions, except to increase any percentage provided for therein or to provide that certain other provisions of the applicable indenture cannot be modified or waived without the consent of the holder of each then-outstanding debt security affected thereby.

Notwithstanding the foregoing, without the consent of any holder of debt securities, we, any guarantors and the trustee may amend each of the indentures or the debt securities issued thereunder to:

(1)  cure any ambiguity or defect or to correct or supplement any provision therein that may be inconsistent with any other provision therein;

(2)  evidence the succession of another Person to us and the assumption by any such successor of our covenants therein and, to the extent applicable, of the debt securities;

(3)  provide for uncertificated debt securities in addition to or in place of certificated debt securities; provided that the uncertificated debt securities are issued in registered form for purposes of Section 163(f) of the Internal Revenue Code of 1986, as amended (the “Code”), or in the manner such that the uncertificated debt securities are described in Section 163(f)(2)(B) of the Code;

(4)  add a guarantee and cause any Person to become a guarantor, and/or to evidence the succession of another Person to a guarantor and the assumption by any such successor of the guarantee of such guarantor therein and, to the extent applicable, endorsed upon any debt securities of any series;

(5)  secure the debt securities of any series;

(6)  add to the our covenants such further covenants, restrictions, conditions or provisions as we shall consider to be appropriate for the benefit of the holders of all or any series of debt securities (and if such covenants, restrictions, conditions or provisions are to be for the benefit of less than all series of debt securities, stating that such covenants are expressly being included solely for the benefit of such series), to make the occurrence, or the occurrence and continuance, of a default in any such additional covenants, restrictions, conditions or provisions an event of default permitting the enforcement of all or any of the several remedies provided in the applicable indenture as set forth therein, or to surrender any right or power therein conferred upon us; provided, that in respect of any such additional covenant, restriction, condition or provision, such amendment or supplemental indenture may provide for a particular period of grace after default (which period may be shorter or longer than that allowed in the case of other defaults) or may provide for an immediate enforcement upon such an event of default or may limit the remedies available to the trustee upon such an event of default or may limit the right of the holders of a majority in aggregate principal amount of the debt securities of such series to waive such an event of default;

(7)  make any change to any provision of the applicable indenture that does not adversely affect the rights or interests of any holder of debt securities issued thereunder;

(8)  provide for the issuance of additional debt securities in accordance with the provisions set forth in the applicable indenture on the date of such indenture;

(9)  add any additional defaults or events of default in respect of all or any series of debt securities;

(10)  add to, change or eliminate any of the provisions of the applicable indenture to such extent as shall be necessary to permit or facilitate the issuance of debt securities in bearer form, registrable or not registrable as to principal, and with or without interest coupons;

(11)  change or eliminate any of the provisions of the applicable indenture; provided that any such change or elimination shall become effective only when there is no debt security outstanding of any series created prior to the execution of such amendment or supplemental indenture that is entitled to the benefit of such provision;

(12)  establish the form or terms of debt securities of any series as permitted thereunder, including to reopen any series of any debt securities as permitted thereunder;

(13)  evidence and provide for the acceptance of appointment thereunder by a successor trustee with respect to the debt securities of one or more series and to add to or change any of the provisions of the applicable indenture as shall be necessary to provide for or facilitate the administration of the trusts thereunder by more than one trustee, pursuant to the requirements of such indenture;

(14)  conform the text of the applicable indenture (and/or any supplemental indenture) or any debt securities issued thereunder to any provision of a description of such debt securities appearing in a prospectus or prospectus supplement or an offering memorandum or offering circular to the extent that such provision appears on its face to have been intended to be a verbatim recitation of a provision of such indenture (and/or any supplemental indenture) or any debt securities issued thereunder; or

(15)  modify, eliminate or add to the provisions of the applicable indenture to such extent as shall be necessary to effect the qualification of such indenture under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), or under any similar federal statute subsequently enacted, and to add to such indenture such other provisions as may be expressly required under the Trust Indenture Act.

The consent of the holders is not necessary under either indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment with the consent of the holders under an indenture becomes effective, we are required to mail to the holders of debt securities thereunder a notice briefly describing such amendment. However, the failure to give such notice to all such holders, or any defect therein, will not impair or affect the validity of the amendment.

Legal Defeasance and Covenant Defeasance

Each indenture provides that we may, at our option and at any time, elect to have all of our obligations discharged with respect to the debt securities outstanding thereunder and all obligations of any guarantors of such debt securities discharged with respect to their guarantees (“Legal Defeasance”), except for:

(1)  the rights of holders of outstanding debt securities to receive payments in respect of the principal of, or interest or premium, if any, on, such debt securities when such payments are due from the trust referred to below;

(2)  our obligations with respect to the debt securities concerning temporary debt securities, registration of debt securities, mutilated, destroyed, lost or stolen debt securities, the maintenance of an office or agency for payment and money for security payments held in trust;

(3)  the rights, powers, trusts, duties and immunities of the trustee, and our and any guarantor’s obligations in connection therewith; and

(4)  the Legal Defeasance and Covenant Defeasance (as defined below) provisions of the applicable indenture.

In addition, we may, at our option and at any time, elect to have our obligations released with respect to certain provisions of each indenture, including certain provisions described in any prospectus supplement (such release and termination being referred to as “Covenant Defeasance”), and thereafter any failure to comply with such obligations or provisions will not constitute a default or event of default. In addition, in the event Covenant Defeasance occurs in accordance with the applicable indenture, any defeasible event of default will no longer constitute an event of default.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1)  we must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the debt securities, cash in U.S. dollars, non-callable government securities, or a combination of cash in U.S. dollars and non-callable U.S. government securities, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, and interest and premium, if any, on, the outstanding debt securities on the stated date for payment thereof or on the applicable redemption date, as the case may be, and we must specify whether the debt securities are being defeased to such stated date for payment or to a particular redemption date;

(2)  in the case of Legal Defeasance, we must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) we have received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the issue date of the debt securities, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same time as would have been the case if such Legal Defeasance had not occurred;

(3)  in the case of Covenant Defeasance, we must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the holders of the outstanding debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)  no default or event of default shall have occurred and be continuing on the date of such deposit (other than a default or event of default resulting from the borrowing of funds to be applied to such deposit);

(5)  the deposit must not result in a breach or violation of, or constitute a default under, any other instrument to which we are, or any guarantor is, a party or by which we are, or any guarantor is, bound;

(6)  such Legal Defeasance or Covenant Defeasance must not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the applicable indenture) to which we are, or any of our subsidiaries is, a party or by which we are, or any of our subsidiaries is, bound;

(7)  we must deliver to the trustee an officer’s certificate stating that the deposit was not made by us with the intent of preferring the holders of debt securities over our other creditors with the intent of defeating, hindering, delaying or defrauding our creditors or the creditors of others;

(8)  we must deliver to the trustee an officer’s certificate stating that all conditions precedent set forth in clauses (1) through (6) of this paragraph have been complied with; and

(9)  we must deliver to the trustee an opinion of counsel (which opinion of counsel may be subject to customary assumptions, qualifications, and exclusions) stating that all conditions precedent set forth in clauses (2), (3) and (6) of this paragraph have been complied with.

Satisfaction and Discharge

Each of the indentures will be discharged and will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of debt securities and certain rights of the trustee, as expressly provided for in such indenture) as to all outstanding debt securities issued thereunder and the guarantees issued thereunder when:

(1)  either (a) all of the debt securities theretofore authenticated and delivered under such indenture (except lost, stolen or destroyed debt securities that have been replaced or paid and debt securities for the payment of which money has theretofore been deposited in trust or segregated and held in trust by us and thereafter repaid to us or discharged from such trust) have been delivered to the trustee for cancellation or (b) all debt securities not theretofore delivered to the trustee for cancellation have become due and payable, will become due and payable at their stated maturity within one year, or are to be called for redemption within one year under arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee in the name, and at the expense, of us, and we have irrevocably deposited or caused to be deposited with the trustee funds, in an amount sufficient to pay and discharge the entire indebtedness on the debt securities not theretofore delivered to the trustee for cancellation, for principal of and premium, if any, and interest on the debt securities to the date of deposit (in the case of debt securities that have become due and payable) or to the stated maturity or redemption date, as the case may be, together with instructions from us irrevocably directing the trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

(2)  we have paid all other sums then due and payable under such indenture by us; and

(3)  we have delivered to the trustee an officer’s certificate and an opinion of counsel, which, taken together, state that all conditions precedent under such indenture relating to the satisfaction and discharge of such indenture have been complied with.

No Personal Liability of Directors, Managers, Officers, Employees, Partners, Members and Shareholders

No director, manager, officer, employee, incorporator, partner, member or shareholder of us or any guarantor, as such, shall have any liability for any of our obligations or those of any guarantors under the debt securities, the indentures, the guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of debt securities, upon our issuance of the debt securities and execution of the indentures, waives and releases all such liability. The waiver and release are part of the consideration for issuance of the debt securities. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Denominations

Unless stated otherwise in the prospectus supplement for each issuance of debt securities, the debt securities will be issued in denominations of $1,000 each or integral multiples of $1,000.

Paying Agent and Registrar

The trustee will initially act as paying agent and registrar for the debt securities. We may change the paying agent or registrar without prior notice to the holders of the debt securities, and we may act as paying agent or registrar.

Transfer and Exchange

A holder may transfer or exchange debt securities in accordance with the applicable indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents, and we may require a holder to pay any taxes and fees required by law or permitted by the applicable indenture. We are not required to transfer or exchange any debt security selected for redemption. In addition, we are not required to transfer or exchange any debt security for a period of 15 days before a selection of debt securities to be redeemed.

Subordination

The payment of the principal of and premium, if any, and interest on subordinated debt securities and any of our other payment obligations in respect of subordinated debt securities (including any obligation to repurchase subordinated debt securities) is subordinated in certain circumstances in right of payment, as set forth in the subordinated indenture, to the prior payment in full in cash of all senior debt.

We also may not make any payment, whether by redemption, purchase, retirement, defeasance or otherwise, upon or in respect of subordinated debt securities, except from a trust described under “— Legal Defeasance and Covenant Defeasance,” if:

•	a default in the payment of all or any portion of the obligations on any designated senior debt (“payment default”) occurs that has not been cured or waived; or
•	any other default occurs and is continuing with respect to designated senior debt pursuant to which the maturity thereof may be accelerated (“non-payment default”) and, solely with respect to this clause, the trustee for the subordinated debt securities receives a notice of the default (a “payment blockage notice”) from the trustee or other representative for the holders of such designated senior debt.

Cash payments on subordinated debt securities will be resumed (a) in the case of a payment default, upon the date on which such default is cured or waived, and (b) in case of a nonpayment default, the earliest of the date on which such nonpayment default is cured or waived, the termination of the payment blockage period by written notice to the trustee for the subordinated debt securities from the trustee or other representative for the holders of such designated senior debt, the payment in full of such designated senior debt or 179 days after the date on which the applicable payment blockage notice is received. No new payment blockage period may be commenced unless and until 360 days have elapsed since the date of commencement of the payment blockage period resulting from the immediately prior payment blockage notice. No nonpayment default in respect of designated senior debt that existed or was continuing on the date of delivery of any payment blockage notice to the trustee for the subordinated debt securities will be, or be made, the basis for a subsequent payment blockage notice unless such default shall have been cured or waived for a period of no less than 90 consecutive days.

Upon any payment or distribution of our assets or securities (other than with the money, securities or proceeds held under any defeasance trust established in accordance with the subordinated indenture) in connection with any dissolution or winding up or total or partial liquidation or reorganization of us, whether voluntary or involuntary, or in bankruptcy, insolvency, receivership or other proceedings or other marshalling of assets for the benefit of creditors, all amounts due or to become due upon all senior debt shall first be paid in full, in cash or cash equivalents, before the holders of the subordinated debt securities or the trustee on their behalf shall be entitled to receive any payment by or on behalf of us on account of the subordinated debt securities, or any payment to acquire any of the subordinated debt securities for cash, property or securities, or any distribution with respect to the subordinated debt securities of any cash, property or securities. Before any payment may be made by, or on behalf of, us on any subordinated debt security (other than with the money, securities or proceeds held under any defeasance trust established in accordance with the subordinated indenture) in connection with any such dissolution, winding up, liquidation or reorganization, any payment or distribution of our assets or securities, to which the holders of subordinated debt securities or the trustee on their behalf would be entitled, shall be made by us or by any receiver, trustee in bankruptcy, liquidating trustee, agent or other similar Person making such payment or distribution, or by the holders or the trustee if received by them or it, directly to the holders of senior debt or their representatives or to any trustee or trustees under any indenture pursuant to which any such senior debt may have been issued, as their respective interests appear, to the extent necessary to pay all such senior debt in full, in cash or cash equivalents, after giving effect to any concurrent payment, distribution or provision therefor to or for the holders of such senior debt.

As a result of these subordination provisions, in the event of the our liquidation, bankruptcy, reorganization, insolvency, receivership or similar proceeding or an assignment for the benefit of our creditors or a marshalling of our assets or liabilities, holders of subordinated debt securities may receive ratably less than other creditors.

Payment and Transfer

Principal, interest and any premium on fully registered debt securities will be paid at designated places. Payment will be made by check mailed to the persons in whose names the debt securities are registered on days specified in the indentures or any prospectus supplement. Debt securities payments in other forms will be paid at a place designated by us and specified in a prospectus supplement.

Fully registered debt securities may be transferred or exchanged at the office of the trustee or at any other office or agency maintained by us for such purposes, without the payment of any service charge except for any tax or governmental charge.

Global Securities

The debt securities of a series may be issued in whole or in part in the form of one or more global certificates that we will deposit with a depositary identified in the applicable prospectus supplement. Unless and until it is exchanged in whole or in part for the individual debt securities that it represents, a global security may not be transferred except as a whole:

•	by the applicable depositary to a nominee of the depositary;
•	by any nominee to the depositary itself or another nominee; or
•	by the depositary or any nominee to a successor depositary or any nominee of the successor.

We will describe the specific terms of the depositary arrangement with respect to a series of debt securities in the applicable prospectus supplement. We anticipate that the following provisions will generally apply to depositary arrangements.

When we issue a global security in registered form, the depositary for the global security or its nominee will credit, on its book-entry registration and transfer system, the respective principal amounts of the individual debt securities represented by that global security to the accounts of persons that have accounts with the depositary (“participants”). Those accounts will be designated by the dealers, underwriters or agents with respect to the underlying debt securities or by us if those debt securities are offered and sold directly by us. Ownership of beneficial interests in a global security will be limited to participants or persons that may hold interests through participants. For interests of participants, ownership of beneficial interests in the global security will be shown on records maintained by the applicable depositary or its nominee. For interests of persons other than participants, that ownership information will be shown on the records of participants. Transfer of that ownership will be effected only through those records. The laws of some states require that certain purchasers of securities take physical delivery of securities in definitive form. These limits and laws may impair our ability to transfer beneficial interests in a global security.

As long as the depositary for a global security, or its nominee, is the registered owner of that global security, the depositary or nominee will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the applicable indenture. Except as provided below, owners of beneficial interests in a global security:

•	will not be entitled to have any of the underlying debt securities registered in their names;
•	will not receive or be entitled to receive physical delivery of any of the underlying debt securities in definitive form; and
•	will not be considered the owners or holders under the indenture relating to those debt securities.

Payments of the principal of, any premium on and any interest on individual debt securities represented by a global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee as the registered owner of the global security representing such debt securities. Neither we, the trustee for the debt securities, any paying agent nor the registrar for the debt securities will be responsible for any aspect of the records relating to or payments made by the depositary or any participants on account of beneficial interests in the global security.

We expect that the depositary or its nominee, upon receipt of any payment of principal, any premium or interest relating to a global security representing any series of debt securities, immediately will credit participants’ accounts with the payments. Those payments will be credited in amounts proportional to the respective beneficial interests of the participants in the principal amount of the global security as shown on the records of the depositary or its nominee. We also expect that payments by participants to owners of beneficial interests in the global security held through those participants will be governed by standing instructions and customary practices. This is now the case with securities held for the accounts of customers registered in “street name.” Those payments will be the sole responsibility of those participants.

If the depositary for a series of debt securities is at any time unwilling, unable or ineligible to continue as depositary and we do not appoint a successor depositary within 90 days, we will issue individual debt securities of that series in exchange for the global security or securities representing that series. In addition, we may at any time in our sole discretion determine not to have any debt securities of a series represented by one or more global securities. In that event, we will issue individual debt securities of that series in exchange for the global security or securities. Furthermore, if we specify, an owner of a beneficial interest in a global security may, on terms acceptable to us, the trustee and the applicable depositary, receive individual debt securities of that series in exchange for those beneficial interests. The foregoing is subject to any limitations described in the applicable prospectus supplement. In any such instance, the owner of the beneficial interest will be entitled to physical delivery of individual debt securities equal in principal amount to the beneficial interest and to have the debt securities registered in its name. Those individual debt securities will be issued in any authorized denominations.

Governing Law

Each indenture and the debt securities will be governed by and construed in accordance with the laws of the State of New York.

Information Concerning the Trustee

The indentures and the provisions of the Trust Indenture Act incorporated by reference therein will contain certain limitations on the rights of the trustee, should it become a creditor of us, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest (within the meaning of the Trust Indenture Act), it must eliminate such conflicting interest or resign.

A single banking or financial institution may act as trustee with respect to both the subordinated indenture and the senior indenture. If this occurs, and should a default occur with respect to either the subordinated debt securities or the senior debt securities, such banking or financial institution would be required to resign as trustee under one of the indentures within 90 days of such default, pursuant to the Trust Indenture Act, unless such default were cured, duly waived or otherwise eliminated.

DESCRIPTION OF WARRANTS

The following description, together with the additional information we may include in any applicable prospectus or prospectus supplement, summarizes the material terms and provisions of the warrants that we may offer under this prospectus and the related warrant agreements and warrant certificates. While the terms summarized below will apply generally to any warrants that we may offer, we will describe the particular terms of any series of warrants in more detail in the applicable prospectus or prospectus supplement. If we indicate in the prospectus or prospectus supplement, the terms of any warrants offered under that prospectus or prospectus supplement may differ from the terms described below. Specific warrant agreements will contain additional important terms and provisions and will be incorporated by reference as an exhibit to the registration statement that includes this prospectus.

General

We may issue warrants for the purchase of debt securities, common stock or preferred stock in one or more series. We may issue warrants independently or together with debt securities, common stock and preferred stock, and the warrants may be attached to or separate from these securities.

We will evidence each series of warrants by warrant certificates that we will issue under a separate agreement. We may enter into the warrant agreement with a warrant agent. We will indicate the name and address and other information regarding the warrant agent in the applicable prospectus or prospectus supplement relating to a particular series of warrants.

Before exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including in the case of warrants to purchase common stock or preferred stock, the right to receive dividends, if any, or, payments upon our liquidation, dissolution or winding up or to exercise voting rights, if any.

Additional Information

We will describe in an applicable prospectus or prospectus supplement the terms of the series of warrants, including:

•	the offering price and aggregate number of warrants offered;
•	the currency for which the warrants may be purchased;
•	if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each such security or each principal amount of such security;
•	if applicable, the date on and after which the warrants and the related securities will be separately transferable;
•	in the case of warrants to purchase debt securities, the number of debt securities purchasable upon exercise of one warrant and the price at which such securities may be purchased upon exercise;
•	in the case of warrants to purchase common stock or preferred stock, the number of shares of common stock or preferred stock, as the case may be, purchasable upon the exercise of one warrant and the price at which these shares may be purchased upon such exercise;
•	the effect of any merger, consolidation, sale or other disposition of our business on the warrant agreement and the warrants;
•	the terms of any rights to redeem or call the warrants;
•	any provisions for changes to or adjustments in the exercise price or number of securities issuable upon exercise of the warrants;
•	the dates on which the right to exercise the warrants will commence and expire;
•	the manner in which the warrant agreement and warrants may be modified;
•	a discussion on any material or special United States federal income tax consequences of holding or exercising the warrants;

•	the terms of the securities issuable upon exercise of the warrants; and
•	any other specific terms, preferences, rights or limitations of or restrictions on the warrants.

Exercise of Warrants

Each warrant will entitle the holder to purchase the securities that we specify in the applicable prospectus or prospectus supplement at the exercise price that we describe in the applicable prospectus or prospectus supplement. Unless we otherwise specify in the applicable prospectus or prospectus supplement, holders of the warrants may exercise the warrants at any time up to 5 p.m., Eastern time, on the expiration date that we set forth in the applicable prospectus or prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

Holders of the warrants may exercise the warrants by delivering the warrant certificate representing the warrants to be exercised together with specified information, and paying the required amount to the warrant agent in immediately available funds, as provided in the applicable prospectus or prospectus supplement. We will set forth on the reverse side of the warrant certificate and in the applicable prospectus or prospectus supplement the information that the holder of the warrant will be required to deliver to the warrant agent.

Upon receipt of the required payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus or prospectus supplement, we will issue and deliver the securities purchasable upon such exercise. If fewer than all of the warrants represented by the warrant certificate are exercised, then we will issue a new warrant certificate for the remaining amount of warrants. If we so indicate in the applicable prospectus or prospectus supplement, holders of the warrants may surrender securities as all or part of the exercise price for warrants.

Enforceability of Rights by Holders of Warrants

Each warrant agent will act solely as our agent under the applicable warrant agreement and will not assume any obligation or relationship of agency or trust with any holder of any warrant. A single bank or trust company may act as warrant agent for more than one issue of warrants. A warrant agent will have no duty or responsibility in case of any default by us under the applicable warrant agreement or warrant, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a warrant may, without the consent of the related warrant agent or the holder of any other warrant, enforce by appropriate legal action its right to exercise, and receive the securities purchasable upon exercise of, its warrants.

DESCRIPTION OF UNITS

General

We may issue units comprised of one or more debt securities, shares of common stock, shares of preferred stock and warrants in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

We will describe in the applicable prospectus supplement the terms of the series of units, including, but not limited to:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;
•	any provisions of the governing unit agreement that differ from those described below; and
•	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units.

The provisions described in this section, as well as those described under “Description of Debt Securities,” “Description of Capital Stock,” and “Description of Warrants” will apply to each unit and to any common stock, preferred stock, debt security or warrant included in each unit, respectively.

Issuance in Series

We may issue units in such amounts and in numerous distinct series as we determine.

Enforceability of Rights by Holders of Units

Each unit agent will act solely as our agent under the applicable unit agreement and will not assume any obligation or relationship of agency or trust with any holder of any unit. A single bank or trust company may act as unit agent for more than one series of units. A unit agent will have no duty or responsibility in case of any default by us under the applicable unit agreement or unit, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a unit may, without the consent of the related unit agent or the holder of any other unit, enforce by appropriate legal action its rights as holder under any security included in the unit.

We, the unit agents and any of their agents may treat the registered holder of any unit certificate as an absolute owner of the units evidenced by that certificate for any purpose and as the person entitled to exercise the rights attaching to the units so requested, despite any notice to the contrary.

LEGAL MATTERS

The validity of the securities offered hereby has been passed upon for us by Mayer Brown LLP, Houston, Texas, and Moulton Bellingham PC, Billings, Montana. We filed these opinions as exhibits to the registration statement of which this prospectus is a part. In connection with particular offerings of securities in the future, and if stated in the applicable prospectus supplement, the validity of the securities will be passed on for any underwriters or agents by such counsel named in the prospectus supplement.

EXPERTS

The financial statements as of December 31, 2011 and for the year then ended and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2011 incorporated by reference in this prospectus have been so incorporated in reliance on the reports of BDO USA, LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated balance sheet as of December 31, 2010, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the years ended December 31, 2010 and 2009, which appear in the Annual Report on Form 10-K for the year ended December 31, 2011, have been so incorporated in reliance on the report of Mantyla McReynolds LLC, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The information included in or incorporated by reference into this prospectus regarding estimated quantities of our proved reserves, the future net revenues from those reserves and their present value is based, in part, on estimates of our proved reserves, future production, and income attributable to certain leasehold and royalty interest as of December 31, 2011 that were prepared internally by us and reviewed by Netherland, Sewell & Associates, Inc., an independent petroleum engineering firm. These estimates are aggregated and the sums are included in or incorporated by reference into this prospectus in reliance upon the authority of the firm as an expert in these matters.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information requirements of the Exchange Act, which means that we are required to file reports, proxy statements, and other information, all of which are available for review and copying at the Public Reference Room of the Securities and Exchange Commission, 100 F. Street, NE, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room, by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet website at http://www.sec.gov where you can access reports, proxy information and registration statements, and other information regarding registrants that file electronically with the SEC through the EDGAR system.

We also maintain an Internet website at http://www.voyageroil.com, which provides additional information about our company through which you can also access our SEC filings. The information set forth on our website is not part of this prospectus.

INCORPORATION BY REFERENCE

This prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. The information in the documents incorporated by reference is considered to be part of this prospectus. Statements contained in documents that we file with the SEC and that are incorporated by reference in this prospectus automatically update and supersede information contained in this prospectus, including information in previously filed documents or reports that have been incorporated by reference in this prospectus, to the extent the new information differs from or is inconsistent with the old information. The following documents filed by us under the Exchange Act are incorporated by reference into this prospectus as of their respective dates of filing:

•	our Annual Report on Form 10-K for the year ended December 31, 2011 as filed with the SEC on March 13, 2012;
•	our Quarterly Report on Form 10-Q for the three months ended March 31, 2012, as filed with the SEC on May 8, 2012;
•	our Current Reports on Form 8-K as filed with the SEC on February 2, 2012; February 15, 2012; March 13, 2012; March 21, 2012; April 5, 2012; April 16, 2012; and May 8, 2012;
•	our Proxy Statement on Schedule 14A as filed with the SEC on April 20, 2012; and
•	the description of our common stock in our registration statement on Form 8-A as filed with the SEC on July 15, 2004, as that description may be updated from time to time.

We are also incorporating by reference all documents filed with the SEC by us pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act, after the date of this prospectus (except information “furnished” on a current report on Form 8-K). All filings filed by us pursuant to the Exchange Act after the date of the initial registration statement and prior to the effectiveness of the registration statement shall be deemed to be incorporated by reference into the prospectus. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document, which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement.

Documents incorporated by reference are available from us without charge, excluding all exhibits, unless an exhibit has been specifically incorporated by reference in this prospectus. You may obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone, Voyager Oil & Gas, Inc., Attn.: Corporate Secretary, 2718 Montana Avenue, Suite 220, Billings, MT 59101; telephone number (406) 245-4901.

93,750,000 Shares

Emerald Oil, Inc.

(Assumed business name of Voyager Oil & Gas, Inc.)

COMMON STOCK

Prospectus Supplement

Joint Book-Running Managers

Johnson Rice & Company L.L.C.	Canaccord Genuity	Macquarie Capital

Co-Managers

Global Hunter Securities	KLR Group

September 25, 2012